UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KinderCare Learning Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

KINDERCARE LEARNING COMPANIES, INC.

5005 Meadows Road

Lake Oswego, OR 97035

Dear Stockholders:

You are cordially invited to attend the KinderCare Learning Companies, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, June 5, 2025 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be held in a virtual format only. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.proxydocs.com/KLC by entering the 16-digit control number provided on their proxy card. This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation.

On April 21, 2025 we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2024 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

We hope that you will be able to join us virtually on June 5.

Sincerely,

Tom Wyatt	Paul Thompson
Chair of the Board	Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

The Notice includes your control number, which will serve as an admission ticket for one stockholder to attend the Annual Meeting. On April 21, 2025, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, April 11, 2025.

KINDERCARE LEARNING COMPANIES, INC.

5005 Meadows Road

Lake Oswego, OR 97035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of KinderCare Learning Companies, Inc. (“the Company”) will be held on Thursday, June 5, 2025. The Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the 16-digit control number provided on your proxy card at www.proxydocs.com/KLC. Login will be available starting at 8:45 a.m. Pacific Time and the meeting will begin promptly at 9:00 a.m. Pacific Time, for the following purposes:

1.
Election of the two Class I director nominees named in the Proxy Statement to serve until the 2028 annual meeting of stockholders;
2.
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
3.
Approval, on an advisory basis, of the compensation of the Company’s named executive officers;
4.
Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers; and
5.
Transacting such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement accompanying this Notice.

April 11, 2025 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.

If you need assistance voting your shares, please call Investor Relations at (503) 872-1300 or send an e-mail to investors@kindercare.com.

You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Lake Oswego, Oregon, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting.

We hope that you will be able to join us virtually. Thank you for your ongoing support of and interest in KinderCare Learning Companies, Inc.

By Order of the Board of Directors,
Kathryn Gallagher
Corporate Secretary

April 21, 2025

Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on Thursday, June 5, 2025. Stockholders may access, view and download the 2025 Proxy Statement and the 2024 Annual Report at www.proxydocs.com/KLC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

Various statements made in this proxy statement are forward-looking, and are inherently subject to a number of risks, uncertainties, and potentially inaccurate assumptions. All statements that address activities, events, or developments that we intend, expect, or believe may occur in the future are forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. Forward-looking statements include those we make regarding the following matters:

•
our ability to address changes in the demand for child care and workplace solutions;
•
our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates;
•
our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement;
•
the impact of public health crises, such as the COVID-19 pandemic, on our business, financial condition and results of operations;
•
our ability to address adverse publicity;
•
changes in federal and state child care and education spending policies and budget priorities;
•
our ability to acquire additional capital;
•
our ability to successfully identify acquisition targets, acquire businesses and integrate acquired operations into our business;
•
our reliance on our subsidiaries;
•
our ability to protect our intellectual property rights;
•
our ability to protect our information technology and that of our third-party service providers;
•
our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information;
•
our ability to manage payment-related risks;
•
our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings;
•
our ability to maintain adequate insurance coverage;
•
the fluctuation in our stock price;
•
the occurrence of natural disasters, environmental contamination or other highly disruptive events; and
•
our ability to maintain adequate insurance coverage.

Readers should also review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on March 21, 2025 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement, as well as other information we file with the U.S. Securities and Exchange Commission (“SEC”). We caution investors, potential investors, and others not to place considerable reliance on the forward-looking statements contained in this proxy statement. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this proxy statement speak only as of the date of this proxy statement, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

Information appearing on https://investors.kindercare.com/ is not part of and is not incorporated by reference in this proxy statement.

KINDERCARE LEARNING COMPANIES, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2025

INTRODUCTION

This Proxy Statement provides information for stockholders of KinderCare Learning Companies, Inc. (“we,” “us,” “our,” “KinderCare” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.proxydocs.com/KLC at 9:00 a.m. Pacific Time on June 5, 2025, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.
Election of the two Class I director nominees named in the Proxy Statement to serve until the 2028 annual meeting of stockholders;
2.
Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;
3.
Approval, on an advisory basis, of the compensation of the Company’s named executive officers;
4.
Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers; and
5.
Transacting such other business as may properly come before the meeting or any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2024 Annual Report on Form 10-K, is being mailed to stockholders on or about April 21, 2025. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.

Why are we providing these materials?

Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on June 5, 2025, and will be held in a virtual format at www.proxydocs.com/KLC beginning at 9:00 a.m. Pacific Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend our virtual stockholder meeting.

What information is contained in this Proxy Statement?

This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

What proposals will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

•
Elect the two director nominees named in this Proxy Statement to serve until the 2028 annual meeting of stockholders;
•
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025;
•
Approve, on an advisory basis, the compensation of our named executive officers; and
•
Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.

We will also consider other business that properly comes before the Annual Meeting.

What shares can I vote?

You may vote all shares of common stock that you owned as of the close of business on the record date, April 11, 2025. You may cast one vote per share, including shares (i) held directly in yobur name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.

As of April 11, 2025, there were 118,006,326 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.

A list of stockholders will be available at our headquarters at 5005 Meadows Road Lake Oswego, OR 97035 for a period of at least ten days prior to the Annual Meeting.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•
During the meeting—you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•
By proxy—stockholders of record have a choice of voting by proxy:
o
over the Internet at www.proxypush.com/KLC;
o
by using a toll-free telephone number noted on your proxy card; or
o
by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 8:59 p.m., Pacific Time, on June 4, 2025.

If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

What is a proxy holder?

We are designating Paul Thompson, our Chief Executive Officer, and Tony Amandi, our Chief Financial Officer, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

•
“ FOR ” the election of the Board’s nominees as Class I directors for a three-year term;
•
“ FOR ” the ratification of the appointment of PricewaterhouseCoopers LLP;

•
“ FOR ” the advisory approval of the compensation of our named executive officers; and
•
“1 YEAR” for the frequency of the advisory approval of the compensation of our named executive officers.

May my broker vote for me?

If your broker holds your shares in street name, the broker may vote your shares only on certain routine or “non-discretionary” matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.

What are abstentions and broker non-votes?

An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?

Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•
Entering a new vote online;
•
Entering a new vote by telephone;
•
Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•
Attending the Annual Meeting and voting during the meeting.

What constitutes a quorum for the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the voting power of the outstanding shares of common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 118,006,326 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.

What vote is required to approve the election of directors (Proposal 1)?

Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.

What vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025 (Proposal 2)?

Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions will have no effect on the outcome of Proposal 2. We do not expect any broker non-votes on Proposal 2.

What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?

Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 28, 2024 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

What vote is required to approve the frequency of future advisory votes on the compensation of our named executive officers (Proposal 4)?

The frequency of future advisory votes on the compensation of our named executive officers selected by stockholders will be the frequency receiving the highest number of votes cast. You may vote “1 year”, “2 years” or “3 years” or abstain from voting on Proposal 4. Because the proposal to approve the frequency of future advisory votes on the compensation of our named executive officers is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

What does it mean if I receive more than one Notice?

You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

How are votes counted?

BetaNXT, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Who pays for costs relating to the proxy materials and Annual Meeting?

The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

Who should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call Investor Relations at (503) 872-1300 or send an e-mail to investors@kindercare.com.

PROPOSAL 1:

Election of Directors

Our business operates under the direction of our Board, which currently consists of eight directors. In accordance with our Third Amended and Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2025, 2026, and 2027, respectively. Christine Deputy and Benjamin Russell are the Class I directors whose terms expire at the Annual Meeting. Mr. Russell will not stand for re-election at the Annual Meeting. Our Board has nominated, and stockholders are being asked to elect, Ms. Deputy and Paul Thompson, our Chief Executive Officer, as Class I directors for three-year terms expiring at our 2028 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2028 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.

Ms. Deputy currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as a Class I director for a three-year term.

BOARD OF DIRECTORS

The following table sets forth the name, age, and position, as of April 11, 2025, of individuals who currently serve as directors on our Board or are nominated to be directors on our Board.

Name	Age	Position
John T. (“Tom”) Wyatt	69	Chairman of the Board
Jean Desravines	53	Lead Independent Director
Paul Thompson	57	Chief Executive Officer & Director Nominee
Christine Deputy	59	Director
Michael Nuzzo	54	Director
Benjamin Russell(1)	44	Director
Joel Schwartz	56	Director
Alyssa Waxenberg	54	Director
Preston Grasty	35	Director

(1)
Mr. Russell will not stand for re-election at the Annual Meeting.

Class I—Director Nominees for Election to Three-Year Terms Expiring in 2028

Christine Deputy has served on our Board since 2021. Ms. Deputy is the Chief People Officer at Expedia Group, a travel technology company. Prior to joining Expedia Group, Ms. Deputy served as Chief People Officer or Chief Human Resources Officer at various companies including Pinterest, Inc., Nordstrom, Inc., and Dunkin’ Brands. Ms. Deputy also previously served as Group Human Resources Director at Aviva plc and was the Human Resources Director at Global Retail Banking for Barclays Bank. Ms. Deputy also held various senior roles at Starbucks Corporation, including Vice President, Human Resources Asia Pacific. Ms. Deputy holds a B.A. from George Washington University. We believe that Ms. Deputy is qualified to serve on our board of directors due to her broad global experience in human capital management, business strategy, high growth and mission-driven companies.

Paul Thompson has served as our Chief Executive Officer since June 2024. Prior to that, Mr. Thompson served as our President from 2021 to 2024 and as our Chief Financial Officer from 2015 to 2019. Prior to joining the Company, Mr. Thompson worked at Safeway Inc., a retail company, from 2005 to 2015, where he served most recently as a Senior Vice President of Finance. Mr. Thompson holds a B.A. from Gustavus Adolphus College and is a Certified Public Accountant in the state of Minnesota (currently inactive). Mr. Thompson has been nominated to serve on our Board because of his extensive industry and institutional knowledge, operational experience, and continuity that he brings to our Board as our current Chief Executive Officer.

Class II—Directors with Terms Expiring in 2026

Michael Nuzzo has served on our Board since 2021. Since October 2022, Mr. Nuzzo has served as Chief Executive Officer of Eyemart Express, a national eyewear retailer and division of VSP Vision Care. From 2019 to August 2022, Mr. Nuzzo served as Executive Vice President, Chief Operating Officer and President of Petco Services at Petco Health & Wellness Company, Inc. (“Petco, Inc.”). From 2015 to 2021, Mr. Nuzzo served as Executive Vice President, Chief Financial Officer at Petco, Inc. and played a key role in the company’s initial public offering in January 2021. Prior to joining Petco, Inc., Mr. Nuzzo served as the Chief Administrative Officer at 4moms, a technology and robotics startup company, from 2014 to 2015. Prior to joining 4moms, Mr. Nuzzo served as the Executive Vice President and Chief Financial Officer for GNC Holdings, Inc., a multinational health and nutrition retailer, from 2008 to 2014, playing a lead role in the company’s initial public offering in 2011. From 1999 to 2008, Mr. Nuzzo served in various senior level finance, retail operations and strategic planning roles with Abercrombie & Fitch Co., a specialty retailer of casual clothing, including Senior Vice President of Corporate Finance from June 2008 to September 2008. Mr. Nuzzo holds a B.A. from Kenyon College and an M.B.A. from the University of Chicago. We believe that Mr. Nuzzo is qualified to serve on our board of directors due to his experience in the areas of finance, marketing, general management and corporate governance.

Preston Grasty has served on our Board since 2024. Mr. Grasty is a Senior Investment Leader at Partners Group, where he has been employed since 2018. Prior to joining Partners Group, Mr. Grasty served as an investment professional at Carnelian Energy Capital from 2015 to 2016 and as an investment banker at Credit Suisse from 2014 to 2015. Mr. Grasty holds a B.B.A. and a Masters in Professional Accounting from the University of Texas McCombs School of Business and a M.B.A. from The University of Chicago Booth School of Business. We believe Mr. Grasty is qualified to serve on our board of directors given his experience working alongside management of other portfolio companies and his financial experience.

John T. Wyatt has served on our Board since 2012 and has served as Chairman of our board of directors since September 2021. Mr. Wyatt also served as our Chief Executive Officer from 2012 to 2024. Prior to joining the Company, Mr. Wyatt held leadership roles at several consumer-oriented brands, such as Old Navy and Cutter & Buck. Since 2019, Mr. Wyatt has served on the board of directors of Vishal Mega Mart Private Limited, a retail company in India, and from 2010 to 2020, he served on the board of directors of Jack in the Box Inc., a quick service restaurant company. We believe Mr. Wyatt is qualified to serve on our board of directors because of his extensive industry and institutional knowledge, operational experience, and continuity that he brings to our board of directors as our former Chief Executive Officer.

Class III—Directors with Terms Expiring in 2027

Jean Desravines has served on our Board since 2021. Mr. Desravines is the Chief Executive Officer at New Leaders, a national education nonprofit organization, where he has been employed since 2006 and chief executive officer since 2011. In his role as Chief Executive Officer at New Leaders, he manages an organization that develops leaders for high-need schools in more than 20 cities and 15 states. Mr. Desravines previously served in senior positions in the New York City Department of Education, including as senior counselor to the chancellor of New York City’s public school system. Since 2018, Mr. Desravines has served on the board of directors of Houghton Mifflin Harcourt Company, a publishing company. In this role, he has served on the audit and compensation committees since 2018 and 2019, respectively. He has also served on the board of trustees of the Moriah Fund, a private foundation dedicated to promoting human rights and social justice, since 2022, and as a director of America Achieves, a national non-profit organization dedicated to workforce development in the United States, since 2015. Mr. Desravines holds a B.A. from St. Francis College and a M.P.A. from New York University. We believe that Mr. Desravines is qualified to serve on our board of directors given his breadth of leadership experience in the education industry as well as his expertise in educational policies and organizational matters.

Joel Schwartz has served on our Board since 2015. Mr. Schwartz is a Partner at Partners Group, where he has been employed since 2013. Mr. Schwartz is a leader of the Private Equity Services business unit for Partners Group and Co-Chairman of the Private Equity Direct Services Vertical Investment Committee. Prior to joining Partners Group, Mr. Schwartz served as Managing Director for Goldman Sachs and Angelo, Gordon & Co. and as a Partner at Apax Partners. Mr. Schwartz has served on the board of directors of Premistar, a HVAC maintenance and repair company since, 2021; BluSky Restoration, a restoration and remediation company since 2021; and Foundation Risk Partners, an insurance brokerage company, since 2022. Mr. Schwartz previously served on the board of directors of United States Infrastructure Corp, a utility services company, from 2017 to 2024, Multiplan Inc., a healthcare technology company, from 2014 to 2016, and Varsity Brands Inc., an apparel company, from 2014 to 2018. Mr. Schwartz holds a B.S. and B.A.S from the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Schwartz is qualified to serve on our board of directors due to his extensive board experience advising other services-oriented portfolio companies and his business acumen.

Alyssa Waxenberg has served our board since 2021. Ms. Waxenberg is the Senior Director of Patient Digital Products & Experience at Quest Diagnostics, a clinical diagnostics services company, where she has been employed since 2021. From 2018 to 2020, Ms. Waxenberg served as the Chief Digital Officer at Independent Pet Partners, a digital, retail, education and services company for pet wellness and from 2017 to 2018, she served as a Director for Watson Marketing at IBM, a technology and data security company. From 2004 to 2016, Ms. Waxenberg held various senior digital roles including the Vice President of the Mobile and Consumer Experience at Starwood Hotels & Resort, a global hospitality company. Ms. Waxenberg holds a B.B.A. from the University of Massachusetts and an M.B.A. from the University of Michigan. We believe that Ms. Waxenberg is qualified to serve on our board of directors given her extensive experience in digital e-commerce development, business operations, consumer marketing and strategic growth across a wide range of industries.

CORPORATE GOVERNANCE

Board Composition and Director Independence

Our Third Amended and Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than fifteen directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:

•
Class I, which consists of Christine Deputy and Benjamin Russell. The terms of Ms. Deputy and Mr. Russell will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal. Mr. Russell is not standing for re-election and our Board has nominated Paul Thompson to succeed Mr. Russell as a Class I director;
•
Class II, which consists of Michael Nuzzo, Preston Grasty, and John T. Wyatt. The terms of Mr. Nuzzo, Mr. Grasty and Mr. Wyatt will continue until our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and
•
Class III, which consists of Jean Desravines, Joel Schwartz and Alyssa Waxenberg. The terms of Mr. Desravines, Mr. Schwartz and Ms. Waxenberg will continue until our 2027 Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.

At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.

Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of a majority of the voting power of our outstanding shares of capital stock until such date that Partners Group Holding AG (“PG”) ceases to beneficially own in the aggregate (directly or indirectly), more than fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Thereafter, amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 66 2/3% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 66 2/3% stockholder vote once PG ceases to beneficially own in the aggregate (directly or indirectly), more than 50% of the voting power, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.

The Board evaluates the relationships of each director and any director nominees with the Company and makes an affirmative determination whether such director or nominee is independent. Pursuant to our corporate governance guidelines, an independent director shall be one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange (“NYSE”), including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. To guide its determination as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board, or a designated committee of the Board, may from time to time adopt categorical standards of independence. Our Board has determined that Mr. Desravines, Ms. Deputy, Mr. Nuzzo, Mr. Russell, Mr. Schwartz, Ms. Waxenberg and Mr. Grasty are independent directors under the rules of the NYSE.

In connection with our initial public offering (“IPO”), we entered into a stockholders agreement with investment funds affiliated with PG governing certain nomination rights with respect to our board (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, PG is entitled to designate individuals to be included in the slate of nominees recommended by our board of directors for election to our board of directors. So long as PG owns, in the aggregate, (i) greater than 50% of the total outstanding shares of our common stock, PG will be entitled to nominate the lowest whole number of directors that is greater than 50% of the total number of directors, (ii) 50% or less, but at least 40% of the total outstanding shares of our common stock, PG will be entitled to nominate the lowest whole number of directors that is greater than 40% of the total number of directors, (iii) less than 40% but at least 30% of the total outstanding shares of our common stock, PG will be entitled to nominate the lowest whole number of directors that is greater than 30% of the total number of directors, (iv) less than 30% but at least 20%, PG will be entitled to nominate the lowest whole number of directors that is greater than 20% of the total number of directors, and (v) less than 20% but at least 10%, PG will be entitled to nominate the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the total number of directors.

Pursuant to the Stockholders Agreement, directors designated by PG may only be removed by PG or for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of our outstanding stock entitled to vote in the election of directors. In all other cases, so long as PG beneficially owns more than 50% of the voting power of our stock entitled to vote generally in the election of directors, directors may be removed with or without cause by the affirmative vote of the holders of a majority of voting power of the outstanding stock entitled to vote in the election of directors. If PG ceases to beneficially own more than 50% of the voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause by the affirmative vote of the holders of at two-thirds of the voting power of our outstanding stock entitled to vote in the election of directors.

Pursuant to the terms of the Stockholders Agreement, PG has the exclusive right to designate replacements for its designated directors and the exclusive right to fill vacancies created by the removal or resignation of its designated directors.

In addition, pursuant to the terms of the Stockholders Agreement, PG has the right to designate and remove one or more non-voting observers to our board of directors, except that the board may exclude any such observer from access to any material or meeting of the board under certain circumstances.

Annual Board and Committee Performance Review

Pursuant to our corporate governance guidelines, our nominating and corporate governance committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of our audit committee, compensation committee and nominating & corporate governance committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board.

Board of Directors Leadership Structure

We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Mr. Wyatt serving as chair of the Board and Mr. Thompson serving as Chief Executive Officer, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Thompson to focus on his role as our Chief Executive Officer and increases the Board’s independence from management, leading to effective monitoring and oversight.

When the chair of the Board is a member of management or does not otherwise qualify as independent, our corporate governance guidelines provide that the independent directors may elect a lead independent director from among the independent directors. Jean Desravines serves as the lead independent director and presides over executive sessions including only independent directors.

Board Meetings, Attendance and Committees

After our IPO, the Board met four times during the fiscal year ended December 28, 2024 (“Fiscal 2024”). All of our directors attended at least 75% of the board and applicable board committees on which such director served in Fiscal 2024 subsequent to our IPO. The Board and its committees also approved certain actions by unanimous written consent in lieu of a meeting.

It is our policy that our directors attend annual meetings of stockholders.

As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at https://investors.kindercare.com/.

Pursuant to the terms of the Stockholders Agreement, PG has the right to appoint a director to serve on each of our board committees, for so long as PG has the right to designate a director for nomination, subject to applicable laws and NYSE regulations.

Audit Committee

Our audit committee consists of three non-employee directors: Mr. Desravines, Mr. Nuzzo and Ms. Waxenberg, with Mr. Nuzzo serving as chair of the committee. Our audit committee has determined that each of Mr. Desravines, Mr. Nuzzo and Ms. Waxenberg meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subsequent to our IPO, the Audit Committee met two times during Fiscal 2024.

None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that Mr. Nuzzo is an “audit committee financial expert” and each Mr. Desravines and Ms. Waxenberg is "financially literate" within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:

•
appointing, retaining, approving the compensation of, and overseeing the work and independence of our independent registered public accounting firm;
•
pre-approving any audit and non-audit service provided to the Company by the independent registered public accounting firm;
•
discussing with the independent registered public accounting firm any audit problems or difficulties and management’s response;
•
reviewing and discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;
•
preparing the report of the audit committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements;
•
reviewing and discussing with management, any internal audit staff or other personnel responsible for any internal audit function and the independent registered public accounting firm the adequacy of the Company’s internal controls, any special steps or remedial measures adopted in light of material control weaknesses or significant deficiencies and disclosures related thereto and, to the extent applicable, the Company’s internal control report and the independent auditor’s internal control report prior to the filing of any annual audited financial statements or quarterly financial statements required to be filed by the Company with the SEC;
•
reviewing and discussing the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•
reviewing and discussing the Company’s policies with respect to risk assessment and risk management;
•
reviewing the appointment and replacement of the senior internal auditing executive and discussing with the independent registered public accounting firm and management the internal audit department responsibilities and scope of the internal audit;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
•
reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•
reviewing and discussing with management and the independent registered public accounting firm the Company’s Code of Conduct (as defined herein) and the procedures in place to enforce the Code of Conduct;
•
reviewing and assessing the integrity of the Company’s information technology systems, processes and data, and reviewing and assessing with management and any internal auditors the adequacy of security for the Company’s information technology systems, processes and data as well as contingency plans in the event of a breakdown or security breach of such systems, processes and data;
•
annually performing, or participating in, an evaluation of the performance of the audit committee, the results of which are presented to the Board; and
•
reviewing and reassessing the audit committee charter and submitting any recommended changes to the Board for its consideration.

Compensation Committee

Our compensation committee consists of three non-employee directors: Ms. Deputy, Mr. Nuzzo and Mr. Schwartz, with Ms. Deputy serving as chair of the committee. Subsequent to our IPO, the Compensation Committee met one time during Fiscal 2024. Our Board has determined that each of Ms. Deputy, Mr. Nuzzo and Mr. Schwartz meets the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•
reviewing and approving annually the corporate and individual goals and objectives with respect to the compensation of the Company’s chief executive officer, and the chief executive officer’s performance in light of those goals and objectives, as well as approving (either alone, or, if directed by the Board, in conjunction with a majority of the independent directors on the Board) the chief executive officer’s compensation;
•
reviewing and approving the corporate and individuals goals and objectives relevant to the compensation of our other executive officers as well as reviewing and approving the compensation of our other executive officers;
•
reviewing and making recommendations to the Board regarding director compensation;
•
reviewing and administering the Company’s incentive compensation and equity-based plans and arrangements, including to reviewing and approving (or recommending to the Board) grants made thereunder, and recommending to the Board any amendments to such plans and the adoption of any new plans.;
•
reviewing and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposes of benchmarking and analysis of compensation for executive officers and directors;
•
recommending to the Board and assessing compliance with any stock ownership guidelines for the senior officers, other executives, and non-employee directors;
•
reviewing and discussing with management the Company’s compensation discussion and analysis (“CD&A”) and the related executive compensation information, and recommending that the CD&A and related executive compensation information be included in the Company’s Annual Report on Form 10-K or proxy statement, and produce, if required, a compensation committee report on executive compensation to be included in the Company’s Annual Report on Form 10-K or its proxy statement;
•
reviewing the Company’s compensation policies, practices, and arrangements with respect to the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;
•
overseeing and administering any recoupment or “clawback” policy or policies, including to amending such policies or adopting new policies;

•
reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, and reviewing and approving the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement;
•
annually performing, or participating in, an evaluation of the performance of the compensation committee, the results of which are presented to the Board; and
•
reviewing and reassessing the compensation committee charter and submitting any recommended changes to the Board for its consideration.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three non-employee directors: Ms. Deputy, Mr. Desravines and Mr. Russell, with Mr. Desravines serving as chair of the committee. Mr. Russell is not standing for re-election and will no longer serve on our nominating and corporate governance committee effective at the conclusion of the Annual Meeting. After the Annual Meeting, the nominating and corporate governance committee will consist of Ms. Deputy, Mr. Desravines and Mr. Grasty, with Mr. Desravines serving as chair of the committee. Subsequent to our IPO, the Nominating and Corporate Governance Committee did not meet during Fiscal 2024. The nominating and corporate governance committee’s responsibilities include:

•
identifying individuals qualified to become members of the Board and ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;
•
recommending to the Board the nominees for election to the Board at the next annual meeting of stockholders;
•
establishing a policy under which stockholders of the Company may recommend a candidate to the nominating and corporate governance committee for consideration for nomination as a director;
•
annually reviewing the Board committee structure and recommending to the Board directors to serve as members of each Board committee;
•
periodically reviewing the Board leadership structure and recommending to the Board changes to its leadership structure;
•
reviewing and reassessing the adequacy of the Company’s corporate governance guidelines and recommending any proposed changes to the Board for approval;
•
overseeing the Company’s efforts with respect to environmental and social matters, include receiving reports from management with respect to the Company’s policies, programs and strategies related to environmental stewardship and corporate citizenship;
•
recommending to the Board processes for annual evaluations of the performance of the Board, the committees thereof, and the chief executive officer, and overseeing processes for such annual evaluations;
•
overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions in the Company;
•
providing for new director orientation and periodic continuing education for existing directors;
•
making recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Company’s other committees;
•
annually performing, or participating in, an evaluation of the performance of the nominating and corporate governance committee, the results of which are presented to the Board; and
•
reviewing and reassessing the nominating and corporate governance committee charter and submitting any recommended changes to the Board for its consideration.

Board Oversight of Risk Management

While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, including data and cyber security, as well as financial risks, business conduct and ethics, and is also responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with corporate governance. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Compensation Committee Interlocks and Insider Participation

Ms. Deputy, Mr. Nuzzo and Mr. Schwartz have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, see “Certain relationships and related party transactions.”

Code of Conduct

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees (the "Code of Conduct"). The Code of Conduct is available on our website at https://investors.kindercare.com/. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.

Insider Trading Compliance Policy

We have adopted an insider trading compliance policy that governs the purchase, sale, and other dispositions of the Company’s securities by directors, officers, and employees, as well as by the Company itself. We believe that our securities trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. The full text of our insider trading policy is included as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Corporate Governance Guidelines

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at https://investors.kindercare.com/.

Director Nomination Process

The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. The nominating and corporate governance committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Board Membership Criteria

We seek a board of directors that collectively possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. Accordingly, the Board of Directors considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and future needs.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but takes into consideration each candidate’s ability, judgment and experience and the overall diversity and composition of our Board of Directors when recommending director nominees. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations, but it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws.

Stockholder Engagement

We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.

Communications with Directors

Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, KinderCare Learning Companies, Inc., 5005 Meadows Road Lake Oswego, OR 97035. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in her good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

The audit committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending January 3, 2026. We are asking our stockholders to ratify this appointment.

SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of PwC as our independent registered public accounting firm as a matter of good corporate governance.

We expect that representatives of PwC will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

PwC has served as our independent registered public accounting firm since 2024.

Change in Independent Registered Public Accounting Firm

As previously disclosed in our registration statement on Form S-1 (File No. 333-281971) and the related prospectus dated October 8, 2024, we dismissed Deloitte and Touche LLP (“Deloitte”) on May 29, 2024 and engaged PwC as our independent registered public accounting firm to audit our consolidated financial statements under PCAOB standards as of and for the years ended December 30, 2023 and December 31, 2022. Deloitte had previously audited the consolidated financial statements of the Company as of December 30, 2023 and December 31, 2022 and for each of the two years in the period ended December 30, 2023 and December 31, 2022. The decision to dismiss Deloitte and engage PwC was approved by the audit committee of our board of directors.

The reports of Deloitte on our consolidated financial statements as of and for the years ended December 30, 2023 and December 31, 2022 did not contain adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years preceding our dismissal of Deloitte and the subsequent interim period through May 29, 2024, there were:

•
no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in its report on our financial statements as of and for the years ended December 30, 2023 and December 31, 2022, and
•
no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto).

We provided Deloitte with a copy of the disclosure set forth in this section and requested that Deloitte furnish us with a letter addressed to the SEC stating whether or not Deloitte agrees with the statements made herein, each as required by applicable SEC rules. A copy of the letter, dated September 5, 2024, furnished by Deloitte in response to that request, is filed as Exhibit 16.1 to the registration statement on Form S-1 (File No. 333-281971).

During the two years ended December 30, 2023 and December 31, 2022, and the subsequent interim period through May 29, 2024, when we engaged PwC, we did not consult with PwC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2024, the audit committee pre-approved all audit and permitted non-audit services provided by PwC.

Principal Accountant Fees and Services

We engaged PwC as our independent registered public accounting firm on May 28, 2024. The following table sets forth the fees of PwC for the audits of our annual financial statements and other services rendered for the fiscal years ended December 28, 2024, December 30, 2023, and December 31, 2022. PwC did not provide or bill for audit services during the fiscal year ended December 30, 2023.

December 28, 2024
Audit Fees(1)	$9,906,217
All Other Fees(2)	$2,000
Total	$9,908,217

(1)
Audit fees were for professional services rendered for the audit of our consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports, the review of our Registration Statement on Form S-1 for our IPO and services that are normally provided by an independent registered public accounting firm in connection with the financial statement audit.
(2)
All other fees were for a general information services license.

There were no other fees billed by PwC for services rendered to us, other than the services described above, for fiscal years ended December 28, 2024 and December 30, 2023.

The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2025.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the compensation discussion and analysis set forth below, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below during Fiscal 2024, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for Fiscal 2024 and the material factors considered in making those decisions. Our named executive officers for the year ended December 28, 2024, consist of our principal executive officer, our principal financial officer, and our other executive officers for Fiscal 2024 (referred to herein, collectively, as “named executive officers”):

•
Paul Thompson, our Chief Executive Officer
•
Tom Wyatt, our Chairman and former Chief Executive Officer*;
•
Anthony (“Tony”) Amandi, our Chief Financial Officer; and
•
Jessica Harrah, our Chief People Officer.

* Effective as of June 1, 2024, Mr. Thompson succeeded Mr. Wyatt as Chief Executive Officer as part of our planned Chief Executive Officer transition process. Mr. Wyatt continues to serve as Chairman of the board of directors. This section also describes the actions and decisions of the board of directors and compensation committee, as applicable, as it relates to Fiscal 2024 compensation decisions.

We completed our IPO in October 2024. Prior to our IPO, our compensation structure was consistent with our status as a privately held company. In connection with and following our IPO, we have worked to implement a public company compensation structure for our executive officers. In keeping with our role as a publicly held company, we maintained a commitment to strong corporate governance in connection with our named executive officer compensation arrangements where our compensation committee worked with management and an external compensation consultant to develop and maintain a compensation framework following our IPO that was appropriate and competitive for a public company.

In connection with our IPO, we completed a planned chief executive officer transition, resulting in Mr. Thompson succeeding Mr. Wyatt as Chief Executive Officer. This transition was announced in March 2024 in preparation for a hand-off to Mr. Thompson at the Center Director Summit in May 2024, and Mr. Wyatt continued to serve as an employee through December 31, 2024. Mr. Wyatt continues to serve as our Chairman. In connection with this transition, we entered into letter agreements with Mr. Thompson and Mr. Wyatt and made changes to their compensation, as further described below.

Details of our Compensation Program

Compensation Philosophy, Objectives and Rewards

Our executive compensation program has been designed to motivate, reward, focus, attract and retain high caliber management deemed essential to ensure our success. The program seeks to align executive compensation with our short- and long-term objectives, business strategy and financial performance. As a result, we aim to provide competitive compensation packages to our executives, a material component of which is performance-based compensation that is dependent upon the achievement of our business objectives and encourages executives to drive long-term stockholder value.

Determination of Compensation

In making executive compensation determinations for Fiscal 2024, the board of directors worked in conjunction with Mr. Wyatt (while he was Chief Executive Officer) and Mr. Thompson (other than with respect to their own compensation) and the compensation committee to design and administer our executive compensation programs, including our cash incentive plan and long-term incentive plan, in a manner that aligns with our overall compensation philosophy, as discussed above.

Role of the compensation committee. Our compensation committee oversees our executive compensation program for our named executive officers, except the compensation for Mr. Wyatt and Mr. Thompson, which is determined by the board of directors.

Role of compensation consultant. Farient Advisors LLC (“Farient”), an independent consulting firm, has provided guidance in prior years, including Fiscal 2024, regarding the amount and types of compensation that we provide to our executives and board members, how our compensation practices compare to the compensation practices of other companies, including with respect to a peer group of companies developed in consultation with Farient, and other compensation-related matters. Farient has worked directly with the compensation committee and with members of management on proposals to the compensation committee.

Role of management. In setting compensation for Fiscal 2024, Mr. Wyatt and Mr. Thompson worked closely with the board of directors and compensation committee to determine appropriate levels of pay and the annual cash-based incentives and performance goals under our STIP (as defined below). Mr. Wyatt and Mr. Thompson made recommendations to the board of directors and compensation committee regarding compensation changes for our executive officers (other than themselves), including short- and long-term incentive compensation, because of their frequent involvement with our executive team. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Use of comparative market data. In Fiscal 2024, as part of its annual process consistent with prior years and again in connection with our IPO, the compensation committee assessed the competitiveness of each element of the executive officers’ compensation against the executive pay peer group established in consultation with Farient, as discussed below, as well as other market data, including survey data from Willis Towers Watson.

Peer Group

In developing our executive pay peer group, the compensation committee took into account a number of factors, including:

•
Companies with which we compete for executive talent;
•
Companies with similar scale and complexity (using revenue as the primary indicator); and
•
Companies with similar business model characteristics (for example, comparably sized education-oriented and retail companies, recurring customer relationships, national operations, multi-site operations, customer age demographics, and other growth indicators).

While the board of directors and compensation committee do not establish compensation levels solely based on a review of competitive data, they believe such data is a meaningful input to our compensation policies and practices in order to attract and retain qualified executive officers.

After considering the above factors, our compensation committee approved the following peer group for Fiscal 2024 compensation decisions:

Peer Group for Fiscal 2024 Pay Decisions

•
Abercrombie & Fitch Co.
•
American Eagle Outfitters, Inc.
•
Barnes & Noble Education, Inc.
•
Bright Horizons Family Solutions Inc.
•
Chegg, Inc.
•
The Children’s Place, Inc.
•
Designer Brands Inc.
•
Express, Inc.*
•
Five Below, Inc.
•
Graham Holdings Company
•
H&R Block, Inc.
•
Hibbett Inc.*
•
JOANN Inc.*
•
Petco Health & Wellness Company, Inc.

•
Sally Beauty Holdings, Inc.
•
Scholastic Corporation
•
Sportsman’s Warehouse Holdings, Inc.
•
Stride, Inc.
•
Urban Outfitters, Inc.
•
WW International, Inc.
•
Zumiez, Inc.

* Express, Inc., Hibbett Inc., and JOANN Inc. were either acquired or faced bankruptcy subsequent to any data being used for compensation data purposes.

Elements of Our Executive Compensation Program

Historically, and for Fiscal 2024, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Attract and retain key talent by providing base cash compensation at competitive levels
Annual Incentive Compensation	Provide short-term incentives based on annual performance
Long-Term Incentive Compensation

Provide long-term incentives to drive financial and operational performance and align our executives’ interests with our stockholders’ interests, primarily in the form of RSUs and stock options (and, prior to our IPO, in the form of a cash-based LTIP and profits interests (Class B Units), in addition to RSUs and stock options)

Health and Welfare Benefits	Motivate and reward key talent through the provision of reasonable and competitive benefits
Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control	Retain key talent through the provision of protections in the event of certain qualifying terminations or corporate events

We view each component of our executive compensation program as related but distinct, and we also intend to regularly reassess the total compensation of our named executive officers to meet our overall compensation objectives. Historically, not all components have been provided to all named executive officers. In addition, we have determined the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the competitive market based on the experience of members of the board of directors and compensation committee and consistent with our recruiting and retention goals, the length of service of our named executive officers, the overall performance of the Company and our executives, and other considerations we consider appropriate for setting compensation.

Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. We intend to continue to evaluate the mix of base salary, short- term incentive compensation and long-term incentive compensation to appropriately align the interests of our named executive officers with those of our stockholders. Base salaries are initially set in connection with an executive officer’s commencement of employment, and are thereafter reviewed annually by our compensation committee, taking into account the executive officer’s role and individual performance, internal pay equity considerations, peer group and/or survey data.

The following table sets forth the base salary of each our named executive officers as of the end of Fiscal 2024. In connection with his promotion to Chief Executive Officer, following our compensation committee’s review of the factors described above, Mr. Thompson’s base salary was increased from $650,000 to $875,000, effective June 1, 2024. Mr. Wyatt continued to receive his base salary through December 31, 2024, but ceased receiving salary on January 1, 2025. From and after January 1, 2025, Mr. Wyatt receives a cash retainer as a member of the board of directors.

Named Executive Officer	Fiscal 2024 Base Salary(1)	Fiscal 2023 Base Salary	Percent Increase 2023-2024
Paul Thompson	$875,000	$650,000	34.62%
Tom Wyatt	$975,000	$975,000	N/A
Tony Amandi	$525,000	$525,000	N/A
Jessica Harrah	$355,000	$355,000	N/A

(1)
Amounts reflect the base salary of each named executive officer as of the end of Fiscal 2024.

Annual Incentive Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program to motivate our executive officers to achieve our financial and operational objectives and drive performance.

For Fiscal 2024, we maintained a cash-based short-term incentive compensation program (“STIP”) in which certain employees, including our named executive officers, participate. Each named executive officer is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary. Annual bonus targets are initially set in connection with an executive officer’s commencement of employment with us, and are thereafter reviewed annually by our compensation committee, taking into account the executive officer’s role and individual performance, internal pay equity considerations, and peer group and survey data.

In Fiscal 2024, our named executive officers were eligible to participate in our STIP at the following target percentages of base salary paid for Fiscal 2024. In connection with Mr. Thompson’s promotion to Chief Executive Officer, following our compensation committee’s review of the factors described above, his target STIP was increased from 90% of his base salary to 110% of his base salary, with his actual Fiscal 2024 STIP payout based on his actual base salary for Fiscal 2024 (i.e., reflecting a blended salary based on his pre- and post-increase salary). Mr. Wyatt remained eligible to participate in the Fiscal 2024 STIP, but will not participate in the 2025 STIP. Mr. Amandi and Ms. Harrah did not have an increase to their target STIP from 2023 to 2024.

Named Executive Officer	Target Percentage
Paul Thompson	110%
Tom Wyatt	110%
Tony Amandi	70%
Jessica Harrah	55%

The STIP program is based on the achievement of certain specified performance targets approved by our compensation committee and board of directors for purposes of the STIP. Consistent with prior years, the financial performance measures for the STIP were adjusted EBITDA and Net Revenue. Our compensation committee selected these performance measures, as well as the funding matrix, because strong adjusted EBITDA and revenue performance is important to our short- and long-term success, and the board of directors approved the target adjusted EBITDA goals (with threshold and maximum goals determined according to the funding matrix). As in prior years, a portion of the STIP is discretionary and non-formulaic and based on achievement of certain strategic initiatives, as well as such other factors the compensation committee deems appropriate. The performance measures, performance targets and potential payouts under the STIP for 2024 were as follows:

	STIP Adjusted EBITDA ($MM)	Payout for STIP Adjusted EBITDA (% of Target)(1)	Net Revenue ($MM)(2)	Payout for Net Revenue (% of Target)(3)	Other (Strategic Initiatives)(4)
Weighting	50%	—	30%	—	20%
Maximum	$415.2	200%	$2,860.2	200%	200%
Target	$346.0	100%	$2,724.0	100%	100%
Threshold	$311.4	50%	$2,587.8	50%	50%
<Threshold	<$311.4	0%	<$2,587.8	0%	0%

(1)
For purposes of the STIP, STIP Adjusted EBITDA is defined as Adjusted EBITDA adjusted for (i) non-cash leasehold interests, (ii) non-recurring professional fees incurred for contemplated and completed debt and equity transactions, (iii) long term incentive plans, (iv) board-approved value creation initiatives, (v) loss on closure of centers, (vi) restructuring and business optimization, and (vii) government stimulus funding, net of pass-through and other stimulus related expenses.
(2)
For purposes of the STIP, Net Revenue is defined as gross revenues, primarily made up of tuition and fees, less all sales discounts which include subsidy discounts (agency mandated or KinderCare discretionary), family discounts (multi-child discounts), staff discounts (employee discounts), marketing and other discounts (any promotional programs and manager discretionary discounts), and tuition benefit discounts (driven by our corporate partners). Net Revenue for purposes of our STIP is calculated in the same manner as Net Revenue as reported in our Annual Report on Form 10-K.
(3)
Performance achievement is interpolated between targets.
(4)
The STIP includes a non-formulaic component, which is determined by the board of directors or our compensation committee in their discretion taking into account the achievement of certain strategic initiatives for the fiscal year established at the beginning of the year and such other factors or circumstances as the board of directors or compensation committee determines are relevant.

With respect to Fiscal 2024, our compensation committee determined that our Adjusted EBITDA was $319.2 million and, as a result, the STIP Adjusted EBITDA goal was achieved at 61.25% of target, our Net Revenue was $2,663.04 million and, as a result, the Net Revenue goal was achieved at 77.60% of target, and that the strategic initiatives for each named executive officer were achieved at 100.00%, resulting in a payout under the STIP equal to 73.91% of each executive’s target bonus payout, as set forth below:

Named Executive Officer	% of Target Payout	STIP Bonus Payout ($)
Paul Thompson	73.91%	$593,301
Tom Wyatt	73.91%	$792,631
Tony Amandi	73.91%	$271,601
Jessica Harrah	73.91%	$144,300

Long-Term Incentive Compensation

Long-Term Incentive Plan

We maintain the KinderCare Education LLC Long-Term Incentive Plan (“LTIP”), a cash-based long-term incentive program that provides the opportunity for participating employees to earn cash performance bonuses based on the attainment of specified EBITDA targets over a longer-term (typically 3-year) performance period. All of our named executive officers received an LTIP grant for the fiscal year ended December 30, 2023 (“Fiscal 2023”) (with a performance period of Fiscal 2023 through fiscal year 2025). All of our named executives, with the exception of Mr. Wyatt, received an LTIP grant for Fiscal 2024 (with a performance period of Fiscal 2024 through fiscal year 2026).

Fiscal 2023 Awards

Our named executive officers were eligible to participate in the LTIP for Fiscal 2023 in amounts ranging from 0 – 200% of their target award values set forth below with respect to the performance period of Fiscal 2023 through fiscal year 2025. Awards may be paid out at 50% for threshold performance, at 100% for target performance, and up to 200% for maximum performance. Performance below the 50% threshold results in no award payout. In connection with Mr. Wyatt’s transition, his Fiscal 2023 LTIP award was amended to prorate payment based on his December 31, 2024 retirement date. The target award value for the Fiscal 2023 LTIP awards for each of our named executive officers is below, the target award value does not reflect the proration of Mr. Wyatt’s award.

Named Executive Officer	Target Award Values ($)
Paul Thompson	2,225,000
Tom Wyatt	4,250,000
Tony Amandi	1,050,000
Jessica Harrah	450,000

The amount of the awards our named executive officers are eligible to earn under the LTIP will be determined by reference to the achievement of cumulative EBITDA for the performance period of Fiscal 2023 through fiscal year 2025.

Fiscal 2024 Awards

Our named executive officers were eligible to participate in the LTIP for Fiscal 2024 in amounts ranging from 0 – 200% of their target award values set forth below with respect to the performance period of Fiscal 2024 through fiscal year 2026. Awards may be paid out at 50% for threshold performance, at 100% for target performance, and up to 200% for maximum performance. Performance below the 50% threshold results in no award payout. In connection with Mr. Thompson’s promotion, his target LTIP was increased from $2,225,000 to $2,400,000, effective January 1, 2024. Mr. Wyatt did not receive a Fiscal 2024 LTIP due to his planned transition.

Named Executive Officer	Target Award Values ($)
Paul Thompson	2,400,000
Tony Amandi	1,050,000
Jessica Harrah	450,000

The amount of the awards our named executive officers are eligible to earn under the LTIP will be determined by reference to the achievement of cumulative EBITDA for the performance period of Fiscal 2024 through fiscal year 2026. Our compensation committee selected cumulative EBITDA as the performance measure for both the 2023-2025 and 2024-2026 LTIP awards, as well as the funding matrix for the LTIP, because strong EBITDA performance is important to our long-term success, and the board of directors approved the target cumulative EBITDA goal (with threshold and maximum goals determined according to the funding matrix). For purposes of the LTIP, LTIP Adjusted EBITDA is defined as Adjusted EBITDA adjusted for (i) non-cash leasehold interests, (ii) non-recurring professional fees incurred for contemplated and completed debt and equity transactions, (iii) long term incentive plans, (iv) board-approved value creation initiatives, (v) loss on closure of centers, and (vi) restructuring and business optimization.

Equity-Based Compensation

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders.

The compensation committee generally determines the size and terms and conditions of equity grants to our executive officers in accordance with the terms of the applicable incentive equity program, except that equity grants for Mr. Thompson and Mr. Wyatt are approved by the board of directors.

Prior to our IPO, certain senior employees, including our named executive officers, received long-term incentives in the form of incentive units (or Class B Units) in KC Parent, LP, that were intended to qualify as “profits interests” for U.S. federal income tax purposes and were eligible to vest based on time- and performance-based vesting criteria. The incentive units were an integral part of our private company long-term incentive compensation program from 2015 through our IPO. In March 2024, the Company effected a distribution to KC Parent, LP which in turn effected a distribution to its equityholders, including our named executive officers, in respect of their Class B Units (and any other classes of units held by such named executive officers). In connection with this distribution, our named executive officers received the following amounts as distributions in respect of their Class B Units: Mr. Thompson ($6,027,367), Mr. Wyatt ($17,640,279), Mr. Amandi ($1,726,180) and Ms. Harrah ($407,138). In connection with our IPO, all Class B Units, including those held by our named executive officers, became vested and were converted into shares of our common stock. This vesting and conversion resulted in a large incremental non-cash compensation charge during 2024, as quantified and described in Note 3 to the Summary Compensation Table below. This incremental compensation charge does not reflect value actually received by any of our named executive officers.

We currently sponsor the 2022 Incentive Award Plan (the “2022 Plan”), which provides for the issuance of cash and equity incentive awards to our eligible employees, directors and consultants. Our compensation committee determined in consultation with management and Farient to commence granting annual equity awards to key personnel, including our named executive officers, beginning in 2022. Our compensation committee believes that restricted stock units (“RSUs”) and stock options (“Options”) provide meaningful incentives to our executives to achieve increases in the value of our stock over time and promote executive retention over an extended period. To date, we have granted RSUs and Options under the 2022 Plan, including to our named executive officers. In general, the Options and RSUs vest ratably over a period of three to four years from the grant date, subject to the participant’s continued status as a service provider through the applicable vesting dates, and fully accelerate and vest (i) if the executive is terminated from employment due to death or disability, (ii) upon the occurrence of a Change in Control (as defined in the 2022 Plan) if such awards are not assumed by the successor entity or its parent or subsidiary, provided that the executive is employed by the Company on the date of such Change in Control, and (iii) if a Change in Control occurs and the executive is terminated within twelve (12) months following such Change in Control for any reason other than for Cause (as defined in the 2022 Plan), death or disability.

Each of our named executive officers has been granted RSUs and Options in prior years, but none during Fiscal 2024. In connection with the March 2024 distribution, the Company approved payments to holders of outstanding RSUs and Options, including our named executive officers, to account for the distribution, which payments were made in June 2024, and in connection with our IPO, the RSUs and Options granted under the 2022 Plan, including to our named executive officers, were automatically converted to relate to shares of our common stock and to be amended to be settled in and exercisable for shares of our common stock following our IPO. The amounts of these distributions are included in the “Bonus” column of our Summary Compensation Table.

Health and Welfare Benefits and Perquisites

Health/Welfare Plans.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•
medical, dental and vision benefits;
•
medical and dependent care flexible spending accounts;
•
short-term and long-term disability insurance; and
•
life insurance.

These benefits are generally provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees, though our executives are also eligible to participate in a supplemental executive life plan and in Fiscal 2024 we paid a larger portion of the premium cost of such benefits for Mr. Wyatt.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our named executive officers will be subject to periodic review by the compensation committee. We do not expect these perquisites to be a significant component of our compensation program.

We do not generally provide any tax “gross ups” to our named executive officers.

Deferred Compensation and Other Retirement Benefits

Retirement Plans

Although we sponsor a 401(k) plan for our employees generally, our named executive officers instead participate in a nonqualified deferred compensation plan, the KinderCare Education LLC Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The purpose of this plan is for participants to benefit from tax advantages by deferring a greater percentage of their compensation (and current income taxes) than that which is allowed by the Internal Revenue Service in a qualified retirement plan, such as our 401(k) plan. Participants, including our named executive officers, may defer their salary and/or their cash bonus. In addition, the Company matches 40% of the first 5% of total compensation deferred under the Deferred Compensation Plan, which matching contributions are fully vested once made.

Participants are generally eligible to receive distributions of their accounts upon a separation from service from the Company, their disability, a change in control or other specified dates. All of the named executive officers received Company matching contributions under the Deferred Compensation Plan with respect to Fiscal 2024.

See “Nonqualified Deferred Compensation Table” for further information regarding the Deferred Compensation Plan.

Severance and Other Benefits Payable Upon Termination of Employment or Change in Control

Certain of our named executive officers are entitled to receive severance benefits upon qualifying terminations of employment pursuant to the Severance Policy and CIC Plan (each, as defined below). See “Potential Payments Upon Termination or Change in Control” for information regarding such benefits.

Named Executive Officer Agreements

We are party to agreements with Mr. Wyatt and Mr. Thompson. See “Summary of Executive Compensation Arrangements—Named Executive Officer Agreements” for more information.

Clawback Policy

In connection with our IPO, we adopted a clawback policy to address the recovery of erroneously awarded incentive compensation in compliance with the requirements of the Dodd-Frank Act, final SEC rules, and applicable listing standards.

Equity Grant Policies and Practices

In Fiscal 2024 we did not grant any Options following our IPO. We made our first annual equity awards as a publicly-traded company on March 14, 2025. In approving such awards, the compensation committee did not take into account any material nonpublic information when determining the timing or terms of the awards and did not time the disclosure of any material nonpublic information for the purpose of affecting the value of executive compensation.

Tax Considerations

Section 409A of the Internal Revenue Code (the “Code”)

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including Options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, the compensation committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code.

However, the compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent, but we do not provide any tax “gross ups” in connection with such arrangements.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the requirements of Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” The Company also takes into consideration ASC Topic 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, our compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the 2025 Annual Meeting.

The Compensation Committee:

Christine Deputy

Joel Schwartz

Michael Nuzzo

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Summary Compensation Table

The following table contains information about the compensation earned by each of our named executive officers during our most recently completed fiscal year ended December 28, 2024, and December 30, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus Awards ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Paul Thompson	2024	779,808	749,816	—	19,227,835	593,301	23,786	21,374,546
Chief Executive Officer	2023	650,000	—	136,282	236,011	815,519	20,590	1,858,402
Tom Wyatt	2024	975,000	1,451,646	—	55,618,552	792,631	133,230	58,971,059
Chairman of the Board and Former Chief Executive Officer	2023	975,000	—	262,298	452,914	1,495,119	134,335	3,319,666
Tony Amandi	2024	525,000	350,165	—	5,754,395	271,601	23,583	6,924,744
Chief Financial Officer	2023	519,231	—	63,937	110,977	507,152	24,025	1,225,322
Jessica Harrah	2024	355,000	143,637	—	1,434,472	144,300	14,964	2,092,373
Chief People Officer	2023	355,000	—	26,744	46,864	602,280	16,419	1,047,307

(1)
Amounts reflect the actual base salary paid to each named executive officer in respect of the applicable fiscal year.
(2)
For Fiscal 2024, reflects payments made in respect of RSUs and Options in connection with the March 2024 distribution prior to our IPO.
(3)
For Fiscal 2023, reflects the incremental fair value, computed in accordance with FASB ASC Topic 718, associated with the modification of RSUs in 2023 to provide for cash settlement. The amount included is equal to the difference between the value of the underlying shares on the date of grant and the value of such shares on the date of the modification. The assumptions used to value these awards are included in Note 17 of the consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. The amounts included in his column reflect non-cash compensation charges only and do not represent value actually realized by our named executive officers. None of our named executive officers were granted stock awards in Fiscal 2024 or Fiscal 2023, and there was no modification charge associated with the modification of the RSUs in connection with our IPO to provide for stock settlement.
(4)
No named executive officer was granted option awards in Fiscal 2024. For Fiscal 2024, reflects the incremental fair value, computed in accordance with FASB ASC Topic 718, associated with the modification of Class B Units of KC Parent, LP in connection with the March 2024 distribution to participate in the distribution and in connection with our IPO to cause the Class B Units to become vested and converted into shares of our common stock. The Class B Units were issued as “profits interests” for U.S. federal income tax purposes and do not require the payment of an exercise price, but rather entitle the holder to participate in our future appreciation from and after the date of grant of the applicable Class B Units. Despite this, for purposes of this table we believe they are most similar economically to Options and are properly classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” For Fiscal 2023, reflects the incremental fair value, computed in accordance with FASB ASC Topic 718, associated with the modification of options in 2023 to provide for cash settlement. The amount included is equal to the difference between the value of the underlying shares on the date of grant and the value of such shares on the date of the modification. The assumptions used to value these awards are included in Note 17 of the consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. The amounts included in his column reflect non-cash compensation charges only and do not represent value actually realized by our named executive officers. None of our named executive officers was granted option awards in Fiscal 2024 or Fiscal 2023, and there was no modification charge associated with the modification of the options in connection with our IPO to provide for stock settlement. Please see subsequent tables for additional detail.
(5)
Amounts reflect the cash incentive bonuses paid out to each named executive officer in respect of the applicable fiscal year under the STIP and, for Ms. Harrah in Fiscal 2023, $330,092 earned under the LTIP for the performance period of fiscal year 2021 through Fiscal 2023. See “Elements of Our Executive Compensation Program—Annual Incentive Compensation” and “Long-Term Incentive Plan” for more information.

(6)
All Other Compensation for Fiscal 2024 includes:

Name	Matching Contributions on Deferred Compensation ($)	Executive Life Insurance Premiums ($)	Benefit Premium Payments ($)	Other Benefits ($)	Total ($)
Paul Thompson	15,596	8,190	—	—	23,786
Tom Wyatt	50,521	26,760	55,949	—	133,230
Tony Amandi	20,643	2,940	—	—	23,583
Jessica Harrah	12,544	2,420	—	—	14,964

Grants of Plan-Based Awards in Fiscal 2024

The following table provides supplemental information relating to grants of plan-based awards made during Fiscal 2024 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during Fiscal 2024.

		Estimated Future Payouts Under Non-Equity Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Paul Thompson	2/29/24(2)	4,812,500	962,500	1,925,000	—
	2/29/24(3)	1,200,000	2,400,000	4,800,000	—
					19,227,835
Tom Wyatt	2/29/24(2)	536,250	1,072,500	2,145,000	—
					55,618,552
Tony Amandi	2/29/24(2)	183,750	367,500	735,000	—
	2/29/24(3)	525,000	1,050,000	2,100,000	—
					5,754,395
Jessica Harrah	2/29/24(2)	110,000	220,000	440,000	—
	2/29/24(3)	225,000	450,000	900,000	—
					1,434,472

(1)
None of our named executive officers received any stock awards or option awards during Fiscal 2024. The amount listed in this represents the incremental fair value, computed in accordance with FASB ASC Topic 718, associated with the modification of Class B Units of KC Parent, LP, as described in further detail in footnote 4 to the Summary Compensation Table above.
(2)
Represents the threshold, target and maximum payout opportunities for each of our named executive officers under the STIP with respect to Fiscal 2024. The board of directors determined based on the STIP achievement that payments with respect to Fiscal 2024 would be equal to 73.9% of the executives’ target bonus opportunity for such fiscal year under the STIP.
(3)
Represents the threshold, target and maximum payout opportunities for our named executive officers under the LTIP with respect to Fiscal 2024 (for the Fiscal 2024 through fiscal year 2026 performance period).

Summary of Executive Compensation Arrangements

We are party to agreements with Mr. Wyatt and Mr. Thompson.

Named Executive Officer Agreements

Tom Wyatt

In 2015 we entered into an employment agreement with Mr. Wyatt providing for his employment as our Chief Executive Officer. Mr. Wyatt’s employment agreement provided for an indefinite “at-will” term of employment.

Pursuant to his employment agreement, Mr. Wyatt was entitled to receive a base salary of $800,000 per year (which was subsequently increased to $975,000) and was eligible for an annual performance-based cash bonus of up to $800,000 (which was subsequently increased to a target bonus opportunity equal to 110% of his then-current base salary under the Company’s STIP).

We entered into a letter agreement dated March 15, 2024 relating to Mr. Wyatt’s new role as our Chairman.

Pursuant to the letter agreement, Mr. Wyatt will receive continued vesting of his incentive equity awards (including if he should cease providing services as a director) and a payout of his STIP award for Fiscal 2024 and a prorated payout of his LTIP award granted in Fiscal 2023. Further, pursuant to the letter agreement, beginning in 2025, Mr. Wyatt will receive an annual cash retainer of $450,000 for his service as Chairman.

Pursuant to his employment agreement, Mr. Wyatt is subject to non-solicitation of customers, suppliers or employees and non-competition covenants during his employment until the date that is one year after which he no longer receives any payment from the Company or any of its subsidiaries, a 3-year post-termination non-disparagement covenant, as well as a perpetual confidentiality covenant.

Paul Thompson

On July 8, 2015, we entered into an employment agreement with Mr. Thompson providing for his employment as our Executive Vice President and Chief Financial Officer, which employment agreement continues to govern his employment with us as President. Mr. Thompson’s employment agreement provides for an indefinite “at-will” term of employment. Pursuant to his employment agreement, Mr. Thompson was entitled to receive an initial base salary of $500,000 per year (which was subsequently increased to $650,000) and an initial maximum bonus opportunity up to 60% of his annual base salary (which was subsequently increased to a target bonus opportunity equal to 90%).

We provided a notice to Mr. Thompson to reflect his new role as our Chief Executive Officer effective June 1, 2024.

Pursuant to the notice, Mr. Thompson is entitled to receive a base salary of $875,000 per year, a bonus opportunity with a target of 110% of his base salary, in each case, effective as of his June 1, 2024, promotion to Chief Executive Officer, and a cash LTIP award with a target of $2,400,000.

Pursuant to his employment agreement, Mr. Thompson is subject to a non-solicitation of customers, suppliers or employees covenant during his employment until the date that is one year after which he no longer receives any payment from the Company or any of its subsidiaries, a 12-month post-termination non-competition covenant, as well as a perpetual confidentiality covenant.

Mr. Thompson is entitled to receive severance benefits pursuant to the Executive Severance Policy and the Change in Control Severance Plan, discussed below.

Tony Amandi

We are not party to an employment agreement with Mr. Amandi.

Jessica Harrah

We are not party to an employment agreement with Ms. Harrah.

Executive Severance Policy

In May 2022, we adopted the Executive Severance Policy (the “Severance Policy”), pursuant to which certain of our executives, including our named executive officers (including Mr. Wyatt, prior to his resignation as Chief Executive Officer), may receive severance benefits in connection with certain terminations of employment. Pursuant to the Severance Policy, in connection with a termination by the Company without Cause (as defined below) or, for Mr. Thompson only, by the executive for Good Reason (as defined below), a participant may be eligible to receive, in addition to any accrued amounts and subject to execution and non-revocation of an effective release of claims: (i) 12 months (for Mr. Thompson, after becoming Chief Executive Officer, 18 months) of continued base salary; (ii) a prorated bonus based on actual performance for the year in which the termination occurred, payable on the later of the 61st day following the termination date and the date payments are made to actively employed executives; and (iii) if eligible and subject to timely election pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement of the employer-paid portion of COBRA premiums, continuing until the earlier of (a) 12 months (for Mr. Thompson, after becoming Chief Executive Officer, 18 months) from the date of termination, (b) the date the executive is no longer eligible for COBRA continuation coverage, or (c) the date the executive becomes eligible for other employer-sponsored group health coverage. In Fiscal 2023 and until his resignation as Chief Executive Officer, Mr. Wyatt was also covered by the Severance Policy and would have been entitled to the benefits to which Mr. Thompson is now entitled.

For purposes of the Severance Policy, “Cause” has the meaning in the executive’s employment agreement, if any, or otherwise means (i) repeated and willful failure to perform the executive’s material duties, after written notice and 30 days to cure (other than due to disability); (ii) willful failure to comply with any valid and legal directive of his or her supervisor or the board of directors; (iii) use of illegal drugs; (iv) commission of, conviction of, or entry of a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, or a misdemeanor involving fraud or dishonesty; (v) perpetration of any act of fraud or material dishonesty against or affecting the Company or any parent or subsidiary thereof; (vi) material breach of fiduciary duty or any written agreement with the Company or any parent or subsidiary thereof, after written notice and 30 days to cure; (vii) repeated insolent or abusive conduct in the workplace or behavior in material violation of Company policy; (viii) action intended to harm or disparage or reasonably expected to lead to unwanted or unfavorable publicity to the Company or any parent or subsidiary thereof; or (ix) any act of material self-dealing without prior notice to and consent by the board of directors.

For purposes of the Severance Policy, “Good Reason” means (i) any material diminution in the executive’s position, authority, duties, or responsibilities, (ii) a material reduction in the executive’s base salary (other than in connection with across-the-board base salary reductions of all or substantially all similarly situated employees), (iii) a material reduction in the executive’s target bonus, or (iv) a material change in the geographic location of the executive principal location; provided that none of the foregoing events shall constitute Good Reason unless the executive provides the Company written notice of the existence of the purported Good Reason event within 30 days after it initially occurs, the Company fails to remedy or cure such event within 30 days after the date of such written notice, and the executive exercises his right to terminate for Good Reason within 30 days after the cure period expires.

Change in Control Severance Plan

In May 2022, we adopted the Change in Control Severance Plan (the “CIC Plan”), pursuant to which certain of our executives, including our named executive officers (including Mr. Wyatt, prior to his resignation as Chief Executive Officer), may receive severance benefits in connection with certain terminations of employment. Pursuant to the CIC Plan, in connection with a termination by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below) during the period beginning three months prior to the date of the consummation of a Change in Control (as in the 2022 Plan) and ending on the two-year anniversary of such Change in Control, a participant may be eligible to receive, in addition to any accrued amounts and subject to execution and non-revocation of an effective release of claims: (i) the sum of the executive’s base salary and target bonus for the year of termination, multiplied by 1.5x (for Mr. Thompson, after becoming Chief Executive Officer, 2x), payable within 60 days after termination (or, to the extent required to comply with Section 409A, in equal installments over 18 months (for Mr. Thompson, after becoming Chief Executive Officer, 24 months); (ii) a prorated bonus based on actual performance for the year in which the termination occurred, payable on the later of the 61st day following the termination date and the date payments are made to actively employed executives; and (iii) if eligible and subject to timely election pursuant to COBRA, reimbursement of the employer-paid portion of COBRA premiums, continuing until the earlier of (a) 18 months (for Mr. Thompson, after becoming Chief Executive Officer, 24 months) from the date of termination, (b) the date the executive is no longer eligible for COBRA continuation coverage, or (c) the date the executive becomes eligible for other employer-sponsored group health coverage. In Fiscal 2023 and until his resignation as Chief Executive Officer, Mr. Wyatt was also covered by the CIC Plan and would have been entitled to the benefits to which Mr. Thompson is now entitled.

For purposes of the CIC Plan, “Cause” has the meaning in the executive’s employment agreement, if any, or otherwise means (i) repeated and willful failure to perform the executive’s material duties, after written notice and 30 days to cure (other than due to disability); (ii) willful failure to comply with any valid and legal directive of his or her supervisor or the board of directors; (iii) use of illegal drugs; (iv) commission of, conviction of, or entry of a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, or a misdemeanor involving fraud or dishonesty; (v) perpetration of any act of fraud or material dishonesty against or affecting the Company or any parent or subsidiary thereof; (vi) material breach of fiduciary duty or any written agreement with the Company or any parent or subsidiary thereof, after written notice and 30 days to cure; (vii) repeated insolent or abusive conduct in the workplace or behavior in material violation of Company policy; (viii) action intended to harm or disparage or reasonably expected to lead to unwanted or unfavorable publicity to the Company or any parent or subsidiary thereof; or (ix) any act of material self-dealing without prior notice to and consent by the board of directors.

For purposes of the CIC Plan, “Good Reason” means (i) any material diminution in the executive’s position, authority, duties, or responsibilities, (ii) a material reduction in the executive’s base salary (other than in connection with across-the-board base salary reductions of all or substantially all similarly situated employees), (iii) a material reduction in the executive’s target bonus, or (iv) a material change in the geographic location of the executive’s principal location; provided that none of the foregoing events shall constitute Good Reason unless the executive provides the Company written notice of the existence of the purported Good Reason event within 30 days after it initially occurs, the Company fails to remedy or cure such event within 30 days after the date of such written notice, and the executive exercises his right to terminate for Good Reason within 30 days after the cure period expires.

Modification of Stock and Option Awards

Prior to our IPO, each of our named executive officers held Class B Units in KC Parent, LP. In March 2024, the Company effected a distribution to KC Parent, LP which in turn effected a distribution to its equityholders, including our named executive officers, in respect of their Class B Units (and any other classes of units held by such named executive officers). In connection with our IPO, all Class B Units, including those held by our named executive officers, became vested and were converted into shares of our common stock. This vesting and conversion resulted in a large incremental non-cash compensation charge during Fiscal 2024, as quantified and described in Note 3 to the Summary Compensation Table above. In February 2023, our compensation committee determined in consultation with management and Farient to amend the RSUs and Options granted in fiscal year 2022 so that they would be, respectively, settled in and exercisable for cash only, prior to the completion of an IPO. In connection with our IPO, in Fiscal 2024, our compensation committee determined to amend the RSUs and Options again so that they would be settled in and exercisable for shares of our common stock following our IPO. The incremental fair value associated with the modification of the RSUs and Options is set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table and was determined in accordance with Financial Accounting Standards Board ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to outstanding Options and RSUs for each of our named executive officers as of December 28, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Paul Thompson	2/23/22(1)	83,023	37,737	20.61	2/23/32	—	—
	2/23/22(1)	—	—	—	—	16,874	300,526
	5/17/22(2)	87,268	43,635	21.70	5/17/32	—	—
	5/17/22(2)	—	—	—	—	20,554	366,067
Tom Wyatt	2/23/22(1)	158,582	72,083	20.61	2/23/32	—	—
	2/23/22(1)	—	—	—	—	32,232	574,052
	5/17/22(2)	170,883	85,442	21.70	5/17/32	—	—
	5/17/22(2)	—	—	—	—	40,247	716,799
Tony Amandi	2/23/22(1)	39,179	17,809	20.61	2/23/32	—	—
	2/23/22(1)	—	—	—	—	7,963	141,821
	5/17/22(2)	40,388	20,194	21.70	5/17/32	—	—
	5/17/22(2)	—	—	—	—	9,512	169,409
Jessica Harrah	2/23/22(1)	16,791	7,632	20.61	2/23/32	—	—
	2/23/22(1)	—	—	—	—	3,412	60,768
	5/17/22(2)	15,920	7,961	21.70	5/17/32	—	—
	5/17/22(2)	—	—	—	—	3,750	66,788

(1)
For the Options and RSUs with a grant date of February 23, 2022, twenty-five percent (25%) of the award vests on the first anniversary of the grant date and the remaining award vests ratably on each quarterly anniversary thereafter, such that a hundred percent (100%) of the award will be fully vested on the fourth anniversary of the grant date, generally subject to the executive’s continued status as a service provider through the applicable vesting dates. The market value of the RSUs is based on the closing price on December 27, 2024, the last trading day of Fiscal 2024.
(2)
For the Options and RSUs with a grant date of May 17, 2022, one-third (1/3) of the award vests on the first anniversary of the grant date and the remaining award vests ratably on each annual anniversary thereafter, such that a hundred percent (100%) of the award will be fully vested on the third anniversary of the grant date, generally subject to the executive’s continued status as a service provider through the applicable vesting dates. The market value of the RSUs is based on the closing price on December 27, 2024, the last trading day of Fiscal 2024.

Option Exercises and Stock Vested in Fiscal 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(3)
Paul Thompson	7,047,615	16,784,684	34,054	763,879
Tom Wyatt	20,091,902	48,196,440	66,032	1,481,392
Tony Amandi	3,622,600	5,577,927	15,883	356,243
Jessica Harrah	1,131,697	1,432,226	6,480	145,290

(1)
Each executive officer held Class B Units that vested during Fiscal 2024. All Class A Units and Class B Units of KC Parent were converted into shares of our common stock in connection with our IPO. The number of shares listed in this table is the number of Class B Units that vested during Fiscal 2024. No executive officer exercised Options during Fiscal 2024.
(2)
Reflects the value of Class B Units, as of the time of vesting, that vested during Fiscal 2024 based on the initial stock price upon our IPO.
(3)
Represents the number of shares of our common stock subject to RSUs that vested and were settled during Fiscal 2024 (or, for cash-settled RSUs, the number of RSUs that were settled in cash during Fiscal 2024) based on the initial stock price upon our IPO (or the amount paid for cash-settled RSUs).

Nonqualified Deferred Compensation Table

We maintain a nonqualified deferred compensation plan for a select group of our highly compensated employees, in which all of our named executive officers are eligible to participate. For additional information on such arrangements, see “Elements of Our Executive Compensation Program—Deferred Compensation and Other Retirement Benefits” above. The following table contains information regarding the nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($) (2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul Thompson	93,577	15,596	57,409	—	694,995
Tom Wyatt	1,555,901	50,521	214,639	—	5,060,670
Tony Amandi	92,894	20,643	73,700	—	619,480
Jessica Harrah	43,903	12,544	42,304		349,226

(1)
The Company made contributions on behalf of each of the named executive officers to the plan during Fiscal 2024.
(2)
Reflects the amount of the aggregate interest or other earnings accrued during the last fiscal year.
(3)
These amounts do not represent above-market earnings and thus are not reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on the last day of Fiscal 2024.

Severance Policy and CIC Plan

We maintain the Severance Policy and CIC Plan, as described in “Summary of Executive Compensation Arrangements—Severance Policy” and “Summary of Executive Compensation Arrangements—Change in Control Severance Plan.”

Name(1)	Benefit	Voluntary Termination due to Retirement ($)	Termination Without Cause or Good Reason ($)(2)	Change in Control/ Sale of the Company ($)	Change in Control with Involuntary Termination ($)	Termination due to Death ($)
Paul Thompson	Cash	3,362,500	6,118,750	—	7,037,500	3,362,500
	Equity Acceleration(3)	666,593	666,593	—	666,593	666,593
	All Other Payments or Benefits(4)	—	9,814	—	13,085	—
	Total	4,029,093	6,795,157	—	7,717,178	4,029,093
Tom Wyatt	Cash	—	—	—	—	—
	Equity Acceleration(3)	1,290,851	1,290,851	—	1,290,851	1,290,851
	All Other Payments or Benefits(4)	—	—	—	—	—
	Total	1,290,851	1,290,851	—	1,290,851	1,290,851
Tony Amandi	Cash	1,417,500	1,942,500	—	2,756,250	1,417,500
	Equity Acceleration(3)	311,230	311,230	—	311,230	311,230
	All Other Payments or Benefits(4)	—	7,107	—	10,661	—
	Total	1,728,730	2,260,837	—	3,078,141	1,728,730
Jessica Harrah	Cash	645,250	1,000,250		1,470,625	645,250
	Equity Acceleration(3)	127,555	127,555	—	127,555	127,555
	All Other Payments or Benefits(4)	—	10,639	—	15,959	—
	Total	772,805	1,138,444	—	1,614,139	772,805

(1)
Amounts reflected in the table were calculated assuming the triggering event occurred on December 28, 2024.
(2)
Mr. Wyatt and Mr. Thompson are eligible to receive the benefits reflected in this column in connection with a termination without Cause or due to Good Reason. Mr. Amandi and Ms. Harrah are eligible to receive the benefits reflected in this column only in connection with a termination without Cause.
(3)
Represents the value of unvested equity awards held by our named executive officers on December 28, 2024, that would be subject to accelerated vesting, based on our closing price on December 27, 2024, the trading day immediately preceding the end of Fiscal 2024.
(4)
Reflects reimbursement of the employer-paid portion of COBRA premiums based on the current cost of health benefit premiums, continuing until the earlier of (a) if not in connection with a Change in Control, 12 months and (b) if in connection with a Change in Control, 18 months.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid, as computed under SEC rules, and certain financial performance of the Company. For more information about the Company’s executive compensation program, see the “Executive Compensation” above.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for the Principal Executive Officer (“PEO”)(1)	Summary Compensation Table Total for former PEO(2)	Compensation Actually Paid to PEO(3)	Compensation Actually Paid to Former PEO(4)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(5)	Average Compensation Actually Paid to Non- PEO Named Executive Officers(6)	Total Shareholder Return(7)	Peer Group Total Shareholder Return(8)	Net Income(9) (in thousands)	Adjusted EBITDA (10) (in thousands)
2024	$21,374,546	$58,971,059	$17,785,846	$48,042,419	$4,504,277	$4,423,340	$68	$119	$(92,840)	$298,123

(1)
The amounts reported in this column represent the amounts of total compensation reported for Mr. Thompson for Fiscal 2024 in the “Total” column of the Summary Compensation Table.
(2)
The amounts reported in this column represent the amounts of total compensation reported for Mr. Wyatt for Fiscal 2024 in the “Total” column of the Summary Compensation Table.
(3)
The amounts reported in this column represent the amount of “compensation actually paid” to Mr. Thompson, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Thompson during Fiscal 2024 and were not considered by the Compensation Committee at the time it made decisions with respect to Mr. Thompson’s compensation. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Thompson’s total compensation for Fiscal 2024 to determine the compensation actually paid to him for such year for purposes of Item 402(v):

Calculation of “Compensation Actually Paid” to Mr. Thompson	2024
Reported Summary Compensation Table (“SCT”) Total for Mr. Thompson	$21,374,546
Amounts reported in the “Stock Awards” and “Option Awards” columns of the SCT	$(19,227,835)
Fair value (as of year end) of equity awards granted during the year that remain unvested at year end	$—
Change in fair value (as of vesting date from prior year end) of previously granted equity awards that vested during the year	$(11,460,929)
Fair value (as of the vesting date) of equity awards that were granted and vested during the year	$20,759,055
Change in fair value (as of year end from prior year end) of previously granted equity awards that remain unvested at year end	$(436,175)
Fair value (as of the end of the prior year) of previously granted equity awards that failed to meet vesting conditions in the year	$—
Value of dividends or other earnings paid on equity awards during the year not otherwise reflected in fair value of equity award or total compensation for the year	$6,777,184
Compensation Actually Paid to Mr. Thompson	$17,785,846

(4)
The amounts reported in this column represent the amount of “compensation actually paid” to Mr. Wyatt, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Wyatt during Fiscal 2024 and were not considered by the Compensation Committee at the time it made decisions with respect to Mr. Wyatt’s compensation. In accordance with the requirements of Item 402(v) of Regulation

S-K, the following adjustments were made to Mr. Wyatt’s total compensation for Fiscal 2024 to determine the compensation actually paid to him for such year for purposes of Item 402(v):

Calculation of “Compensation Actually Paid” to Mr. Wyatt	2024
Reported SCT Total for Mr. Wyatt	$58,971,059
Amounts reported in the “Stock Awards” and “Option Awards” columns of the SCT	$(55,618,552)
Fair value (as of year end) of equity awards granted during the year that remain unvested at year end	$—
Change in fair value (as of vesting date from prior year end) of previously granted equity awards that vested during the year	$(33,241,292)
Fair value (as of the vesting date) of equity awards that were granted and vested during the year	$59,683,701
Change in fair value (as of year end from prior year end) of previously granted equity awards that remain unvested at year end	$(844,422)
Fair value (as of the end of the prior year) of previously granted equity awards that failed to meet vesting conditions in the year	$—
Value of dividends or other earnings paid on equity awards during the year not otherwise reflected in fair value of equity award or total compensation for the year	$19,091,924
Compensation Actually Paid to Mr. Thompson	$48,042,419

(5)
The amounts reported in this column represent the average amounts of total compensation reported for our non-PEO Named Executive Officers as a group in the “Total” column of the Summary Compensation Table for Fiscal 2024. The non-PEO Named Executive Officers included for purposes of calculating the average amounts in each applicable year are as follows: Mr. Amandi and Ms. Harrah.
(6)
The amounts reported in this column represent the average amount of “compensation actually paid” to our non-PEO Named Executive Officers as a group, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to our non-PEO Named Executive Officers as a group during Fiscal 2024 and were not considered by the Compensation Committee at the time it made decisions with respect to the compensation of our non-PEO Named Executive Officers. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for our non-PEO Named Executive Officers as a group for Fiscal 2024 to determine the compensation actually paid:

Calculation of “Compensation Actually Paid” to Non-PEO Named Executive Officers (“NEOs”)	2024
Reported SCT Average of Total for Non-PEO NEOs	$4,508,558
Amounts reported in the “Stock Awards” and “Option Awards” columns of the SCT	$(3,594,434)
Fair value (as of year end) of equity awards granted during the year that remain unvested at year end	$—
Change in fair value (as of vesting date from prior year end) of previously-granted equity awards that vested during the year	$(1,822,256)
Fair value (as of the vesting date) of equity awards that were granted and vested during the year	$4,161,549
Change in fair value (as of year end from prior year end) of previously-granted equity awards that remain unvested at year end	$(143,638)
Fair value (as of the end of the prior year) of previously-granted equity awards that failed to meet vesting conditions in the year	$—
Value of dividends or other earnings paid on equity awards during the year not otherwise reflected in fair value of equity award or total compensation for the year	$1,313,560
Compensation Actually Paid to Non-PEO NEOs	$4,423,340

(7)
The amounts reported in this column represent cumulative TSR of the Company under SEC rules from October 9, 2024, the first trading day of our common stock following our IPO, through December 27, 2024, the last trading day for Fiscal 2024.
(8)
The amounts reported in this column represent the peer group TSR under SEC rules from October 9, 2025, the first trading day of our common stock following our IPO, through December 27, 2024, the last trading day for Fiscal 2024. The peer group used for this purpose is the S&P Composite 1500 Education Services.
(9)
The dollar amounts reported in this column represent the amount of net income reflected in the Company’s audited financial statements for the current fiscal year.

(10)
The amounts reported in this column represent Adjusted EBITDA, which is calculated by adding or subtracting specific adjustments to EBITDA to normalize earnings and reflect our core operating performance. Adjusted EBITDA represents the most important financial performance measure used by us to link Compensation Actually Paid (“CAP”) to our NEOs, including our PEO, to our performance for the most recently completed fiscal year. For a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, please see Appendix A of this Proxy Statement.

Tabular List of Financial Measures

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs reflect a pay-for-performance philosophy. We utilize metrics for our short- and long-term incentive compensation programs based on an objective of driving profitable growth and increasing shareholder value. Listed below are the financial performance measures that, in our assessment, represent the most important performance measures we used to link CAP in Fiscal 2024 to our NEOs, including our PEO, to company performance. Of these measures, we have identified Adjusted EBITDA as the most important of our financial performance measures.

•
Adjusted EBITDA
•
Net Revenue

Pay Versus Performance: Relationship Disclosure

KinderCare has only one year of CAP as a publicly-traded company and, as of December 27, 2024, an approximately 3-month trading history. This limits our narrative description regarding the relationships of CAP to various performance measures. We expect to further expand our narrative descriptions regarding CAP and performance measures in future years.

The Pay versus Performance table above illustrates the following:

▪
In the approximately 3-month trading history of KinderCare as a public company through December 27, 2024, KinderCare had TSR of -32% and the peer group had TSR of 19% over the same period.
▪
2024 CAP for both PEOs and our non-PEO NEOs is lower than Summary Compensation Table total compensation because our stock price decreased 32%, and a significant proportion of PEO and non-PEO NEO pay is in the form of stock-based compensation.
▪
KinderCare’s 2024 net income was a loss of $92.8 million. Because we have only one year of CAP, we do not yet have a year-over-year comparison of CAP versus changes in net income.
▪
KinderCare’s 2024 Adjusted EBITDA increased to $298 million from $266 million in 2023. Because we have only one year of CAP, we do not yet have a year-over-year comparison of CAP versus changes in Adjusted EBITDA.

PROPOSAL 3:

Advisory Vote on Named Executive Officer Compensation

The Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 28, 2024. The Board of Directors is asking stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers by voting “ FOR ” the following resolution:

“RESOLVED, that the stockholders of KinderCare Learning Companies, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the section titled “Compensation Discussion and Analysis”, we maintain an executive compensation program that ties pay to performance and seeks to:

•
Provide base salaries that are consistent with similar positions in similar companies;
•
Directly connect short-term incentive pay to company performance and achievement of corporate goals;
•
Align the interests of our named executive officers with those of our stockholders through the use of equity-based awards;
•
Provide benefits to our named executive officers that are generally the same as those provided to our other employees; and
•
Attract, motivate and retain talented executives in a competitive environment.

The Board is asking stockholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our stockholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL NO. 4

Advisory Vote on the Frequency of the Future Advisory Votes on Compensation Paid to Named Executive Officers

The Board is asking stockholders to vote, on a non-binding advisory basis, on how frequently we should present to stockholders the advisory vote on compensation paid to named executive officers. The Company is required to submit to a stockholder vote at least once every six years whether advisory votes on compensation paid to named executive officers should be presented every 1, 2 or 3 years.

Stockholders will specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. After careful consideration of the frequency alternatives, the Board believes that a 1 YEAR frequency for conducting an advisory vote on compensation paid to named executive officers is appropriate for the Company and its stockholders at this time.

The frequency of future advisory votes on compensation paid to named executive officers selected by stockholders will be the frequency receiving the highest number of votes cast. Although this vote is advisory and non-binding on the Company, the Board and the compensation committee will carefully consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of future advisory votes on compensation paid to named executive officers.

The Board recommends a vote FOR the option of 1 YEAR on the frequency for conducting future advisory votes on compensation paid to named executive officers.

DIRECTOR COMPENSATION

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)
Jean Desravines	245,000	4,611	249,611
Mike Nuzzo	235,000	—	235,000
Christine Deputy	225,000	4,569	229,569
Alyssa Waxenberg	210,000	1,319	211,319
Joel Schwartz(3)	—	—	—
Benjamin Russell(3)	—	—	—
Preston Grasty(3)	—	—	—

(1)
Amounts reflected in this column include cash fees earned by or paid to each of our directors for services rendered during Fiscal 2024, which include for each director (other than Messrs. Schwartz, Russell and Grasty) cash in the amount of $110,000 in lieu of an equity award.
(2)
During Fiscal 2024, the amounts reported as “All Other Compensation” consisted of expense reimbursements.
(3)
Messrs. Schwartz, Russell and Grasty are associated with Partners Group and do not receive additional compensation for their services as directors.

Directors who were also executives of the Company were not eligible to receive additional compensation for their services as directors.

We entered into offer letters with Mss. Deputy and Waxenberg and Messrs. Desravines and Nuzzo, each dated August 4, 2021. Pursuant to their respective offer letters, Mss. Waxenberg and Deputy and Messrs. Desravines and Nuzzo are entitled to an annual cash stipend of $100,000, to be paid quarterly, and are eligible to receive annual equity grants with a grant date value of $110,000 (prorated for the first year), with respect to which cash payments in lieu of equity awards were made for Fiscal 2024. Further, Ms. Deputy and Messrs. Desravines and Nuzzo are entitled to additional annual cash stipends of $15,000, $35,000 and $25,000 for their positions as Compensation Committee Chair, Lead Independent Director and Audit Committee Chair, respectively.

No non-employee director who was serving as of December 28, 2024, held equity awards in the Company.

In connection with our 2025 Annual Meeting, we expect to adopt a compensation program for our non-employee directors that consists of annual retainer fees and equity awards.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of April 11, 2025.

Name	Age	Position
Paul Thompson	57	Chief Executive Officer
Tony Amandi	46	Chief Financial Officer
Jessica Harrah	47	Chief People Officer

Biographical information concerning Paul Thompson, our Chief Executive Officer, is set forth above under the heading “Board of Directors.”

Tony Amandi has served as our Chief Financial Officer since 2019. Mr. Amandi previously served as our Senior Vice President of Financial Planning & Analysis from 2015 to 2019, and Corporate Controller from 2011 to 2015. Prior to joining the Company, Mr. Amandi worked at PricewaterhouseCoopers LLP in their audit and assurance practice. From 2013 to 2018, Mr. Amandi served on the board of directors of Schoolhouse Supplies Inc., a nonprofit education company. Since 2020, Mr. Amandi has also served on the Dean’s Council of Excellence at the Oregon State University College of Business. Mr. Amandi holds a B.S. from Oregon State University and a Masters in Accounting from the Marshall School of Business at the University of Southern California. Mr. Amandi is a Certified Public Accountant in the State of Oregon and is a Certified Treasury Professional.

Jessica Harrah has served as our Chief People Officer since 2021. Ms. Harrah joined the Company in 2005 serving in various roles, including most recently as Senior Vice President of Human Resources in 2021 and Vice President of Human Resources from 2019 to 2021. Ms. Harrah holds a B.A. from the University of Portland and a J.D. from Case Western Reserve University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of our common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of April 11, 2025. For other stockholders who beneficially own more than 5% of our outstanding shares of common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by that person.

The percentage of shares beneficially owned is computed on the basis of 118,006,326 shares of our common stock outstanding as of April 11, 2025. Unless otherwise indicated below, the address for each beneficial owner listed is c/o KinderCare Learning Companies, Inc., 5005 Meadows Road Lake Oswego, OR 97035.

	Class A common stock beneficially owned(1)
Name of beneficial owner	Number	Percentage
5% Stockholders
Entities affiliated with PG (1)	81,418,736	69.0%
Directors and Named Executive Officers
Tom Wyatt(2)	4,412,111	3.7%
Paul Thompson(3)	1,276,536	1.1%
Tony Amandi (4)	422,774	*
Jessica Harrah(5)	125,303	*
Jean Desravines(6)	12,389	*
Christine Deputy(7)	7,991	*
Michael Nuzzo(8)	7,991	*
Benjamin Russell	—	—
Joel Schwartz	—	—
Alyssa Waxenberg(9)	5,793	*
Preston Grasty	—	—
All executive officers and directors as a group (11 persons)(10)	6,270,889	5.31%

* Less than one percent

(1)
Consists of (i) 71,083,886 shares held by Partners Group Client Access 13, L.P., Inc. (“Client Access 13”), (ii) 3,575,054 shares held by Partners Group Barrier Reef, L.P. (“Barrier Reef”), (iii) 417,090 shares held by Partners Group Hercules L.P. Inc. (“Hercules”), (iv) 715,011 shares held by Partners Group Hearst Opportunities Fund L.P. (“Hearst”), (v) 4,766,739 shares held by Partners Group Daintree Co-Invest, L.P. (“Daintree”), (vi) 715,011 shares held by Partners Group Access 768 L.P. (“Access 768”) and (vii) 145,945 shares held by Partners Group Direct Investments 2012 (EUR), L.P. Inc. (“Direct Investments 2012”). The general partner of Client Access 13 is Partners Group Client Access Management I Limited. The investment adviser of Partners Group Client Access Management I Limited is Partners Group AG (“PG AG”). The general partner of Barrier Reef is Partners Group Management XIII Limited. The investment adviser of Partners Group Management XIII Limited is PG AG. The general partner of Hercules is Partners Group Management X Limited.

The investment adviser of Partners Group Management X Limited is Partners Group (USA) Inc. (“PG USA”). The general partner of Hearst is Partners Group Cayman Management II Limited. The investment adviser of Partners Group Cayman Management II Limited is PG USA. The general partner of Daintree is Partners Group Management XIII Limited. The investment adviser of Partners Group Management XIII Limited is PG AG. The general partner of Access 768 is Partners Group Management (Scots) LLP. The investment adviser of Partners Group Management (Scots) LLP is PG AG. The general partner of Direct Investments 2012 is Partners Group Management VIII Limited. The investment adviser of Partners Group Management VIII Limited is PG AG. PG AG and PG USA are each wholly-owned subsidiaries of Partners Group Holding AG. Partners Group Holding AG has sole voting and dispositive power over such shares held by each of Client Access 13, Barrier Reef, Hercules, Hearst, Daintree, Access 768 and Direct Investments 2012. The Board of Directors of Partners Group Holding AG controls the voting and dispositive power over such shares and consists of Steffen Meister, Dr. Marcel Erni, Alfred Gantner, Anne Lester, Gaelle Olivier, Urs Wietlisbach and Flora Zhao. Based on a Schedule 13G filed by Partners Group Holding AG with the SEC on February 14, 2025. The address of Partners Group Holding AG is Zugerstrasse 57, 6341 Baar, Switzerland.
(2)
Includes (i) 116,989 shares held by the Sinha Family Trust (the “Sinha Trust”), (ii) 116,721 shares held by the Vaughan Living Trust (the “Vaughan Trust”), (iii) 57,999 shares held by the John T. Wyatt and Cheryl F. Wyatt Grandchild’s Trust for Nayana Fiorella Sinha (the “Nayana Sinha Trust”), (iv) 57,999 shares held by the John T. Wyatt and Cheryl F. Wyatt Grandchild’s Trust for Rohan Kumar Sinha (the “Rohan Sinha Trust”), (v) 57,999 shares held by the John T. Wyatt and Cheryl F. Wyatt Grandchild’s Trust for Luke Thomson Vaughan (the “Luke Vaughan Trust”) and (vi) 57,999 shares held by the John T. Wyatt and Cheryl F. Wyatt Grandchild’s Trust for Jack Wyatt Vaughan (the “Jack Vaughan Trust”). Shelby W. Sinha and Tuhin K. Sinha, as trustees of the Sinha Trust, have the shared power to vote and invest the shares held by such trust. Brett C. Vaughan and Jessica W. Vaughan, as trustees of the Vaughan Trust, have the shared power to vote and invest the shares held by such trust. Shelby W. Sinha and Jessica W. Vaughan, as trustees of each of the Nayana Sinha Trust, Rohan Sinha Trust, Luke Vaughan Trust and Jack Vaughan Trust, have the shared power to vote and invest the shares held by such trusts. Also includes 48,940 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs and 443,740 shares of our common stock which may be acquired within 60 days of April 11, 2025 upon the exercise of Options.
(3)
Includes (i) 97,913 shares held by the Alexis M. Thompson Irrevocable Family Trust (the “Alexis Thompson Trust”) and (ii) 97,913 shares held prior by the Collin D. Thompson Irrevocable Family Trust (the “Collin Thompson Trust”). Paul Thompson and Shannon Thompson, as the trustees of the Thompson Family Trust, have the shared power to vote and invest the shares held by such trust. Alexis Thompson, as the trustee of the Alexis Thompson Trust, has the sole power to vote and invest the shares held by such trust. Collin Thompson, as the trustee of the Collin Thompson Trust, has the sole power to vote and invest the shares held by such trust. Also includes 23,929 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs and 229,021 shares of our common stock which may be acquired within 60 days of April 11, 2025 upon the exercise of Options.
(4)
Includes 11,105 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs and 106,885 shares of our common stock which may be acquired within 60 days of April 11, 2025 upon the exercise of Options.
(5)
Includes 4,432 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs and 43,725 shares of our common stock which may be acquired within 60 days of April 11, 2025 upon the exercise of Options.
(6)
Includes 3,594 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs.
(7)
Includes 3,594 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs.
(8)
Includes 3,594 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs.
(9)
Includes 3,594 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs.
(10)
Includes 102,782 shares of our common stock issuable within 60 days of April 11, 2025 upon vesting of RSUs and 823,370 shares of our common stock which may be acquired within 60 days of April 11, 2025 upon the exercise of Options.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 28, 2024:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares(1)	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)(3)
Equity compensation plans approved by security holders	2,443,861	$21.34	14,940,986
Equity compensation plans not approved by security holders	—	—	—
Total	2,443,861	$21.34	14,940,986

(1)
Total reflects shares underlying outstanding Options (1,786,214) and RSUs (657,647) granted pursuant to the Amended and Restated 2022 Incentive Award Plan as of December 28, 2024.
(2)
Outstanding RSUs have no exercise price and are therefore excluded from the weighted average exercise price calculation.
(3)
Total reflects shares available for issuance under the Amended and Restated 2022 Incentive Award Plan and the 2024 Employee Stock Purchase Plan, in each case, as of December 28, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 28, 2024, with the exception of one late Form 4 filing for each of Paul Thompson, Tony Amandi, Jessica Harrah and Tom Wyatt to report the sale of shares to satisfy the payment of withholding tax liability incurred upon RSU vesting due to an administrative error. Such filings have been made prior to the time of filing this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Agreements in Effect Prior to our IPO

Management Stockholders Agreement

We entered into a Management Stockholders Agreement, dated as of February 18, 2022 (the “MSA”), with certain Company employees with the title of director or higher and non-employee directors that have been granted awards under the 2022 Plan. See “Compensation Discussion and Analysis” for a discussion of awards granted to named executive officers. The MSA contained, among other things: (i) certain restrictions on the ability of such employees and services providers to freely transfer shares of our common stock issued to or acquired by them pursuant to such awards; (ii) a right of first offer of the Company and Parent on transfers of such shares of our common stock by such employees and service providers; (iii) a repurchase right of the Company with respect such shares of our common stock upon the occurrence of certain events; and (iv) drag-along rights of Parent in connection with a sale of the Company or all or substantially all of its assets. The MSA terminated automatically upon the consummation of our IPO.

Services Agreement

On August 13, 2015, in connection with our acquisition by PG, our subsidiary KinderCare Education LLC (“KCE”) entered into the Services Agreement with an advisory affiliate of PG (the “Provider”), pursuant to which the Provider agreed to provide, directly or indirectly through its affiliates, certain management and advisory services to the Company and its subsidiaries. As compensation for such services, KCE has agreed to pay an annual fee equal to approximately $4.9 million, payable in equal quarterly installments on the first business day of each fiscal quarter and reimburse the Provider and its affiliates for reasonable out-of-pocket expenses incurred in connection with the services rendered. In each of fiscal years ended December 28, 2024 and December 30, 2023, KCE paid approximately $3.8 million and $4.9 million respectively, in fees and out of pocket expenses to the Provider and its affiliates under the Services Agreement.

The Services Agreement terminated automatically upon the consummation of our IPO, subject to the survival of certain obligations, including as to indemnification. In connection with the termination of the Services Agreement, no termination payment was payable by KCE, other than unpaid fees and expenses through the quarter of 2024. Following the consummation of our IPO, PG or any of its affiliates ceased the provision of managerial services to us or KCE.

Recapitalization Transactions in Connection with our IPO

These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2024 Annual Report on Form 10-K.

Limited Partnership Agreement

References to “Parent” in this section refer to KC Parent, LLC on and before March 27, 2024 and to KC Parent, LP after March 27, 2024. KC Parent, LLC filed a certificate of conversion to convert to a limited partnership on March 27, 2024. On July 6, 2020, Parent, certain affiliates of PG (the “PG Partners”) and certain Company officers, directors, and consultants that hold units in Parent (the “Management Partners”) and certain former directors of the Company and their affiliates (together, with the PG Partners and the Management Partners, the “Parent Unitholders”) entered into the Third Amended and Restated Limited Liability Company Agreement of Parent (as amended, the “Operating Agreement”), which amended and restated the Second Amended and Restated Limited Liability Company Agreement of Parent, dated April 18, 2016. The Operating Agreement was subsequently amended on November 4, 2021, February 18, 2022 and September 29, 2022. The Operating Agreement was entered into in connection with the issuance of certain preferred units of Parent to certain members (including the PG Partners) for the aggregate consideration of $50,000,000. On September 29, 2022, Parent redeemed all of the outstanding Class C Preferred Units of Parent in exchange for 34,021,976 shares of Class A Common Stock of the Company already held by Parent, or 0.68043952 shares of Class A Common Stock per Class C Preferred Unit. On September 30, 2022, the Company repurchased all of the shares of Class A Common Stock of the Company exchanged in such redemption for an aggregate purchase price of $72,666,667, or $2.1358743 per share of Class A Common Stock. On March 27, 2024, KC Parent, LLC filed a certificate of conversion in order to convert to a Delaware limited partnership and rename itself as KC Parent, LP and entered into a limited partnership agreement (the “Limited Partnership Agreement”). The Limited Partnership Agreement contains, among other things: (i) certain restrictions on the ability of the Parent Unitholders to freely transfer the units of Parent; (ii) preemptive rights of certain holders of Parent’s preferred units (including the PG Partners) on issuances by Parent of additional units; (iii) a right of first offer of Parent and certain significant unitholders of Parent (including the PG Partners) on certain transfers of units by any unitholder other than the PG Partners; (iv) a repurchase right of Parent with respect to certain units held by the Management Partners upon the occurrence of certain events; (v) drag-along rights of the PG Partners in connection with a sale of Parent or all or substantially all of its assets; and (vi) tag-along rights of the holders of preferred units of Parent (including the PG Partners) in connection with certain transfers by another holder of preferred units of Parent (including a PG Partner). Pursuant to the Limited Partnership Agreement, the PG Partners have the right to designate up to five (5) out of the seven (7) members of the Board of Managers of Parent (the “Board of Managers”) and two (2) independent members of the Board of Managers, and certain material corporate and other actions with respect to Parent and its subsidiaries requires the prior approval of a majority in interest of the PG Partners.

In addition, under the Limited Partnership Agreement, Parent has agreed to indemnify and hold harmless its general partner, the Parent Unitholders and the members of the Board of Managers, in their capacity as such, to the fullest extent permitted by law, subject to certain exceptions, and, to the fullest extent permitted by law, Parent, each unitholder and each member of the Board of Managers have waived any fiduciary duties of any unitholder or member of the Board of Managers to Parent, other than the duties of good faith and fair dealing.

The Limited Partnership Agreement also provides that in connection with a public offering, including this offering, the Board of Managers may convert Parent into a corporation under Delaware law or distribute the stock of a corporate subsidiary of Parent to the unitholders of Parent (in redemption of their units of Parent) to facilitate such offering. In connection with such reorganization, the unitholders of Parent have agreed to enter into a stockholders’ agreement providing for terms and conditions necessary for the rights and obligations and provisions of the Limited Partnership Agreement to continue to apply to the applicable corporation resulting from such reorganization, the stockholders of such corporation and the capital stock of such corporation.

In addition, prior to a public offering, including our IPO, the Limited Partnership Agreement provided that Parent and the holders of preferred units of Parent (including the PG Partners) will enter into a customary registration rights agreement providing for (i) unlimited demand and piggyback registration rights for the PG Partners, (ii) rights of each other holder of preferred units to demand one short-form underwritten registration in any 12-month period or, if Parent is eligible, effect a shelf registration, in each case subject to applicable holding period and restrictions, and (iii) customary piggyback registration rights on all demand registrations and Parent registrations (other than an initial public offering, including this offering), in each case, at Parent’s expense. In connection with the offering, the Partnership Agreement will be terminated.

In March 2024, the Company effected a $320.0 million distribution to KC Parent, LP, which in turn effected a distribution to its equity holders. In connection with our IPO, Parent liquidated and distributed shares of our common stock held by Parent to unitholders of Parent in proportion to their interests in Parent.

Stockholders Agreement

In connection with our IPO, we entered into a stockholders agreement with investment funds affiliated with, advised by or managed by affiliates of Partners Group Holding AG, which own a controlling interest in us (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, PG is entitled to designate individuals to be included in the slate of nominees recommended by our board of directors for election to our board of directors. So long as PG owns, in the aggregate, (i) greater than 50% of the total outstanding shares of our common stock, PG is entitled to nominate the lowest whole number of directors that is greater than 50% of the total number of directors, (ii) 50% or less, but at least 40%, PG is entitled to nominate the lowest whole number of directors that is greater than 40% of the total number of directors, (iii) less than 40% but at least 30%, PG is entitled to nominate the lowest whole number of directors that is greater than 30% of the total number of directors, (iv) less than 30% but at least 20%, PG is entitled to nominate the lowest whole number of directors that is greater than 20% of the total number of directors, and (v) less than 20% but at least 10%, PG is entitled to nominate the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the total number of directors.

In addition, the Stockholders Agreement provides that so long as PG owns at least 25% of our outstanding common stock, PG’s consent is required for us to (i) terminate, hire or appoint a chief executive officer, (ii) issue additional equity interests in our company or subsidiaries, subject to certain exceptions, (iii) other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any significant acquisition, and (iv) incur indebtedness for borrowed money aggregating to more than $100 million, subject to certain exceptions. Additionally, pursuant to the Stockholders Agreement, PG has the right to designate and remove one or more non-voting observers to our Board of Directors.

Registration rights agreement

In connection with our IPO, we entered into a registration rights agreement with PG and certain of our other existing stockholders (the “Registration Rights Agreement”). The Registration Rights Agreement includes provisions pursuant to which we have granted the right to PG (and its permitted transferees) to cause us, in certain circumstances, at our expense, to file registration statements under the Securities Act covering resales of shares of our common stock held by PG (and its permitted transferees), and the right to PG and certain of our other existing stockholders (and their respective permitted transferees) to piggyback on registration statements filed by us in certain circumstances. These shares represent approximately 73.2% of our common stock. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The Registration Rights Agreement also requires us to indemnify PG (and its transferees and affiliates) in connection with any registrations of our securities and to indemnify directors designated by PG to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”).

Indemnification Agreements

Upon completion of our IPO, we entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. We also intend to enter into indemnification agreements with our future directors and executive officers.

Related Person Transactions Policy

We have adopted a written policy with respect to the review, approval and ratification of transactions directly or indirectly involving the Company or any of its subsidiaries as a participant, and any related person, in which the aggregate amount involved exceeds $120,000. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed our 2024 audited financial statements with management.

The audit committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our 2024 Annual Report on Form 10-K for filing with the SEC.

The audit committee has also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025.

Respectfully submitted, THE AUDIT COMMITTEE Michael Nuzzo, Chair Jean Desravines Alyssa Waxenberg

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2026 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 22, 2025.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our amended and restated bylaws (“Bylaws”) provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at KinderCare Learning Companies, Inc., 5005 Meadows Road Lake Oswego, OR 97035. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting nor later than the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Assuming the date of our 2026 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2026 annual meeting must notify us no earlier than February 5, 2026 and no later than March 7, 2026. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2026 annual meeting. Any stockholder that intends to solicit proxies in support of a director nominee other than our nominees also must comply with Rule 14a-19 under the Exchange Act. A complete list of the requirements for nominating a candidate for director may be found in our Bylaws. If you wish to obtain a free copy of our Bylaws, please contact Investor Relations at KinderCare Learning Companies, Inc., 5005 Meadows Road Lake Oswego, OR 97035, or by email at investors@kindercare.com.

The chairperson of the meeting may disregard any business or nomination not properly brought before the meeting according to our Bylaws and other applicable requirements.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 28, 2024, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or https://investors.kindercare.com/.

Householding

Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (503) 872-1300, by mail at Investor Relations, KinderCare Learning Companies, Inc., 5005 Meadows Road Lake Oswego, OR 97035, or by email at investors@kindercare.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 8:59 p.m. Pacific Time on June 4, 2025. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

Appendix A: GAAP to Non-GAAP Reconciliations and Other Performance Measures

Adjusted EBITDA reconciliations

EBIT, EBITDA, and Adjusted EBITDA

EBIT is defined as net (loss) income adjusted for interest and income tax expense. EBITDA is defined as EBIT adjusted for depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for impairment losses, equity-based compensation, management and advisory fee expenses, acquisition related costs, non-recurring distribution and bonus expense, COVID-19 Related Stimulus, net, and other costs because these charges do not relate to the core operations of our business. We present EBIT, EBITDA, and adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are useful to securities analysts, investors, and other interested parties. We believe adjusted EBITDA is helpful to investors in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net (loss) income, for the periods presented (in thousands):

Fiscal Years Ended
December 28,
2024
Net (loss) income	$(92,840)
Add back:
Interest expense	170,539
Interest income	(7,369)
Income tax expense	14,608
EBIT	$84,938
Add back:
Depreciation and amortization	117,606
EBITDA	$202,544
Add back:
Impairment losses (1)	10,535
Equity-based compensation (2)	122,972
Management and advisory fee expenses (3)	3,767
Acquisition related costs (4)	16
Non-recurring distribution and bonus expense (5)	19,287
COVID-19 Related Stimulus, net (6)	(69,732)
Other costs (7)	8,734
Adjusted EBITDA	$298,123

Explanation of add backs:

(1)
Represents impairment charges for long-lived assets as a result of center closures and reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations.
(2)
Represents non-cash equity-based compensation expense in accordance with ASC 718, Compensation: Stock Compensation and excludes cash-settled, liability-classified equity-based compensation expense. Fiscal 2024 includes $113.1 million in expense recognized related to the one-time October 2024 modification to the PIUs Plan and excludes $14.3 million in expense included within “Non-recurring distribution and bonus expense” as described in explanation (5) below. Refer to Note 17 within the consolidated financial statements included elsewhere in this Annual Report on Form 10-K for further information.

(3)
Represents amounts incurred for management and advisory fees with related parties in connection with a management services agreement with Partners Group (USA), Inc., a related party of the Company, which was terminated upon completion of our IPO.
(4)
Represents costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration, and severance related costs. During the periods presented, these costs were incurred related to the acquisition of Crème School.
(5)
During March 2024, we recognized a $14.3 million one-time expense related to an advance distribution to Class B PIU recipients, including employees, officers, managers, directors, and other providers of services to KC Parent, LP and its subsidiaries (collectively, "PIU Recipients"), with outstanding PIUs. In connection with this distribution, we recognized a $5.0 million one-time bonus expense for RSUs and stock options to certain service providers, which are defined as employees, consultants, or directors (collectively, “Participants"), to account for the change in value associated with the March 2024 distribution to PIU Recipients. We do not routinely make distributions to PIU Recipients in advance of a liquidity event or pay bonuses to RSU or stock option Participants outside of normal vesting and we do not expect to do so in the future.
(6)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. We recognized $63.3 million during Fiscal 2024 in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment), as well as $0.4 million during Fiscal 2024 in revenue arising from COVID-19 Related Stimulus. Additionally, during Fiscal 2024, we recognized $23.4 million of Employee Retention Credit (“ERC”) offsetting cost of services (excluding depreciation and impairment) as well as $2.6 million in professional fees in selling, general, and administrative expenses as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $14.8 million during Fiscal 2024.
(7)
Includes certain professional fees incurred for both contemplated and completed debt and equity transactions, as well as costs expensed in connection with prior contemplated offerings. For Fiscal 2024, other costs includes $3.6 million in transaction costs associated with our incremental first lien term loan, repricing amendments of our senior secured credit facilities, and debt modifications subsequent to our IPO, as well as $2.5 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.

Logo P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. KinderCare Learning Companies, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 11, 2025 Thursday, June 5, 2025 9:00 AM, Pacific Time Annual meeting to be held via the internet - please visit www.proxydocs.com/KLC for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Pacific Time, June 5, 2025. Internet: www.proxypush.com/KLC Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-503-872-1500 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided. The proxy card must be received by 9:00 AM PT, on Thursday, June 5, 2025. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Paul Thompson and Anthony "Tony" Amandi (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of KinderCare Learning Companies, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment(s) thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Logo KinderCare Learning Companies, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3, AND 1 YEAR ON PROPOSAL 4. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of the two Class I director nominees named in the Proxy Statement to serve until the 2028 annual meeting of stockholders; FOR WITHHOLD 1.01 Christine Deputy FOR 1.02 Paul Thompson FOR FOR AGAINST ABSTAIN 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2025; FOR 3. Approval, on an advisory basis, of the compensation of the Company's named executive officers; and FOR 1YR 2YR 3YR ABSTAIN 4. Approval of the frequency of the vote to approve, on an advisory basis, the compensation of the Company's named executive officers. 1 YEAR * In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or at any adjournments(s) thereof. Check here if you would like to attend the meeting in person. You must register to attend the meeting online and/or participate at www.proxydocs.com/KLC Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date